As filed with the Securities and Exchange Commission on November 29, 2006
(Registration No. 333-134747)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MYRIAD ENTERTAINMENT & RESORTS, INC.
(Name of small business issuer in its charter)

Delaware	7990	64-0872630
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2565 Horizon Lake Drive, Suite 110
Memphis, TN 38133
(910) 987-5314
(Address and telephone number of principal executive offices)

John Meeske
Chief Executive Officer
2565 Horizon Lake Drive, Suite 110
Memphis, TN 38133
Tel: (910) 987-5314
(Name, address and telephone number of agent for service)

Copy of all communications to:

Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	9,000,000	$0.41	$3,690,000	$394.83
			Paid	$2,336.88*
			Refund	$1,942.05
*Previously paid on June 5, 2006
 (1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling securityholder named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe may be issuable pursuant to the equity line financing to account for market fluctuations. Should we have insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $0.41 on the OTC Bulletin Board on November 24, 2006.

(3) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the offering price of securities of the same class included in this registration statement; or (ii) the price of securities of the same class, as determined pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 29, 2006

PRELIMINARY PROSPECTUS
9,000,000 SHARES

MYRIAD ENTERTAINMENT & RESORTS, INC.

COMMON STOCK

This prospectus relates to the resale of up to 9,000,000 shares of our Common Stock, par value $0.001 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, LP (“Dutchess” or the “Selling Securityholder”). The Selling Securityholder may sell its common stock from time to time at prevailing market prices.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “MYRA.” On November 24, 2006, the closing price as reported was $0.41.

The Selling Securityholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The Selling Securityholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.  We agree to pay the expenses of registering the foregoing shares of our Common Stock.

We will not receive any proceeds from the sale of Common Stock being registered by this prospectus.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November __, 2006

You should rely only on the information contained in this prospectus. We have not, and the Selling Securityholder has not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Myriad Entertainment & Resorts, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Securityholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

In this prospectus, “we”, “us,” “Company” and “our”, refer to Myriad Entertainment & Resorts, Inc., and its wholly-owned subsidiary, MER Resorts, Inc., unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending December 31st.  Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

THE COMPANY

BACKGROUND

Myriad Entertainment & Resorts, Inc. is a holding company incorporated under the laws of the State of Delaware that, through its subsidiaries, is intended to own and operate destination experience resorts. We own, through our wholly-owned subsidiary, MER Resorts, Inc., a Delaware corporation, a ninety-nine (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica").

On July 6, 2004, pursuant to the terms of the Securities Purchase Agreement dated June 22, 2004, with Scott Hawrelechko, a Director and former President, Chief Executive Officer and Chief Financial Officer. Mr. Hawrelechko acquired twenty-two million (22,000,000) shares of the Company's Common Stock representing control of the Company in consideration for the sale, transfer and assignment by Mr. Hawrelechko of certain assets including a thirty-three percent (33%) interest in Myriad-Tunica.

On October 18, 2006, we obtained an additional sixty-six percent (66%) of the limited liability company membership interests of Myriad-Tunica, bringing our total to 99%.

OVERVIEW

Our immediate business objective is to implement the business plan of Myriad-Tunica. Our implementation of the Myriad-Tunica business plan will consist of, among other things, securing financing for the project, coordinating design concepts and structures, retaining general contractors, marketing of the resort, and hiring qualified individuals. Myriad-Tunica is currently engaged in the very early stages of development of a planned 513-acre resort, casino and championship golf course in Tunica County, Mississippi. As of the date of this prospectus, we do not own any destination resorts, country clubs,  golf courses, casinos, hotels, resort amenitied or related facilities. Although construction of the resort has not begun as of the date of this prospectus, we have taken numerous steps toward its development, including:

•	On October 18, 2006, our wholly-owned subsidiary, MER Resorts, Inc. obtained an additional sixty six percent (66%) ownership in Myriad-Tunica, for a total of ninety-nine percent (99%);
•	On August 9, 2006, we hired Mr. Nick Lopardo as our Chairman of the Board;
•	On August 4, 2006, we entered into a lease agreement for space in Memphis, Tennessee, the new loacation of our corporate headquarters;
•
On July 24, 2006, we announced the initiation of the permitting process to secure all permits and approvals necessary for the construction mobilization targeted for July 2007. We anticipate having these approvals and permits within the next four to six months;

•
On June 29, 2006, we announced the approval from the Tunica County Board of Supervisors to implement a Tax Incentive Financing (“TIF”) plan that Myriad-Tunica can use to finance approximately $70 million of infrastructure costs associated with the construction of the resort;

•	On July 1, 2006, Mr. John Meeske became our Chief Executive Officer. Mr. Meeske has extensive resort and club management experience;
•	On June 21, 2006 we expanded our board of directors, by adding six new directors each with extensive experience to assist us in facilitating our business plan;
•
On June 1, 2006, we entered into three separate agreements to sell three casino pads - tracts of land where our planned casinos will be located - for a purchase price of $40 million per pad. On July 20, 2006, the Mississippi Gaming Commission ("Gaming Commission") approved the sale of the casino pads as provided by the agreements;

•
On April 21, 2005, the Mississippi Development Authority granted approval for participation in the Mississippi Tourism Incentive Program (“TIP”) and issued to Myriad-Tunica a TIP certificate for up to approximately $290 million of sales tax rebates; and

•	On March 16, 2006, the Gaming Commission granted approvals to Myriad-Tunica for: (i) a two year extension of gaming site and site development; and (ii) five additional casino sites.

    We currently estimate that the cost of the planned resort will total $1.9 billion and we can make no assurance that we will be able to raise this capital.

Our primary operations are intended to be focused on destination experience resorts such as the Myriad-Tunica project. We may seek opportunities in other areas including country clubs, golf courses, casinos, resort amenities and facilities, real estate operations and corporate services; however, we have no current plans to begin implementing these operations and do not have adequate financing available at this time. Further, we do not anticipate investing in other companies. Our primary sources of revenue are anticipated to be gaming, hospitality and themed experience revenues in connection with the operations and management of the Myriad-Tunica project, and membership dues, membership fees and deposits, food and beverage operations, and golf operations.

As of December 31, 2005, we have not generated any revenues and have incurred a net loss of $639,729. For the nine months ended September 30, 2006, our net loss was $4,155,172. We do not anticipate that Myriad-Tunica will have any operating revenues until the completion of construction of the planned resort. Further, our independent auditors have indicated in their report on our fiscal year ended 2005 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations, raises substantial doubt about our ability to continue as a going concern.

In addition, we require additional capital to continue our operations. As of the date of this prospectus, we estimate our monthly operating expense burn rate - the rate at which we expend cash -- to be approximately $300,000 and we estimate that we have funds available to us to sustain our operations for only three months, assuming no exercise of the Dutchess equity line. Our burn rate, however, is volatile based on the advances to fund Myriad-Tunica's construction and site development efforts.

Our headquarters are located at 2565 Horizon Lake Drive, Suite 110, Memphis, Tennessee 38133 and our phone number is (910) 987-5314. Our web site is www.myriadworldresorts.com. The information on our website is not part of this prospectus.

THE OFFERING

SHARES OUTSTANDING

PRIOR TO OFFERING

Common Stock, $0.001 par value	43,460,071

Common Stock Offered by Selling Securityholder	9,000,000 (or approximately 20.7% of the issued and outstanding shares). Represents approximately $3,431,700 that may be sold based on closing price of $.41 per share as of November 24, 2006.

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of shares in this offering, except upon drawdowns made pursuant to the equity line. See “Use of Proceeds.”

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	MYRA.OB

Executive Offices
Our executive offices are located at 2565 Horizon Lake Drive, Suite 110, Memphis, Tennessee 38133. Our telephone number is (910) 987-5314 and our website is www.myriadworldresorts.com The information on our website is not part of this prospectus.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On May 12, 2006, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, LP (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, Dutchess is contractually obligated to purchase up to $20,000,000 of the Company’s Stock over the course of eighteen (18) months (“Line Period”), however, such purchases of our shares are contingent upon a registration statement covering such shares being declared effective (“Effective Date”). The amount that the Company shall be entitled to request from each of the purchase “Puts”, shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S market only) (“ADV”), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date.  The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put.  During this time, the Company shall not be entitled to deliver another Put Notice.

The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price.  The Minimum Acceptable Price is defined as ninety percent (90%) of the closing bid price of the common stock for the ten (10) trading days prior to the Put Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

On August 3, 2006, we amended and related our Investment Agreement with Dutchess to delete provisions contained therein pertaining to Dutchess' ability to sell its shares under Rule 144.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the Nine Months Ended September 30, 2006 (Unaudited)		For the Nine Months Ended September 30, 2005 (Unaudited)		For the Year Ended December 31, 2005 (Audited)

Operating revenues	$	---	$	---	$	---

Total operating expenses		2,806,718		406,641		503,573

Net loss from operations		(2,806,718)		(406,641)		(503,573)

Other income (expense), net		(1,348,454)		(115,507)		(136,156)

Net loss		$(4,155,172)		$(522,148)		$(639,729)

Net loss per share - basic and diluted		$(0.09)		$(0.01)		$(0.02)

Weighted average common shares outstanding		43,801,870		39,138,659		39,372,093

Condensed Consolidated Balance Sheet Data

	As of September 30, 2006 (Unaudited)	As of December 31, 2005 (Audited)

Total current assets	$--	$150,726

Total assets	$403,069	$152,744

Working capital deficiency	$(2,505,009)	$(734,690)

Total current liabilities	$2,505,009	$885,416

Stockholders’ deficit	$(2,101,940)	$(732,672)

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Common Stock in this offering. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.  We make various statements.

RISKS RELATED TO OUR BUSINESS

WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred net losses in fiscal 2005 of $639,729. We also incurred losses in the first nine months of fiscal 2006 of $4,155,172. As of December 31, 2005, we had a working capital deficit of $734,690. As of September 30, 2006, we had a working capital deficit of $2,505,009. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE EXPECT OUR OPERATING LOSSES TO CONTINUE UNTIL THE DEVELOPMENT AND CONSTRUCTION OF MYRIAD TUNICA IS COMPLETE.

The Company expects to incur increased operating expenses during the next year, and in all likelihood, thereafter until its development and construction is complete. The amount of net losses and the time required for the Company to reach and sustain profitability are uncertain. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with a new business, including, but not  limited to uncertainty as to development and construction of the Company’s planned resort. There can be no assurance that the Company will ever generate revenue or achieve profitability at all or on any substantial basis.

WE HAVE A MINIMAL OPERATING HISTORY, WHICH RAISES SUBSTANTIAL DOUBT AS TO OUR ABILITY TO SUCCESSFULLY DEVELOP PROFITABLE BUSINESS OPERATIONS.

We have a limited operating history and our business and prospects must be considered in light of the risks and uncertainties to which early stage companies in the destination experience resort industry are exposed. We cannot provide assurances that our business strategy will be successful or that we will successfully address those risks and the risks described herein. Most importantly, if we are unable to secure future capital, we will be unable to continue our operations. We may incur losses on a quarterly or annual basis for a number of reasons, some within and others outside our control. The growth of our business will require the commitment of substantial capital resources. If funds are not available from operations, we will need additional funds. We may seek such additional funding through public and private financing, including debt or equity financing. Adequate funds for these purposes, whether through financial markets or from other sources, may not be available when we need them. Even if funds are available, the terms under which the funds are available to us may not be acceptable to us. Insufficient funds may require us to delay, reduce or eliminate some or all of our planned activities. To successfully execute our current strategy, we will need to improve our working capital position. The report of our independent auditors accompanying our financial statements includes an explanatory paragraph indicating there is a substantial doubt about the Company's ability to continue as a going concern due to recurring losses. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of equity and debt financings. However, no assurances can be given that we will be able to do so.

WE ARE A HOLDING COMPANY AND OUR ASSETS CONSIST PRIMARILY OF INVESTMENTS IN OUR SUBSIDIARIES AND MYRIAD TUNICA.

We are a holding company and our assets consist primarily of investments in our subsidiaries.  Other than providing administrative support, we engage in no business directly and do not generate cash.  Our subsidiaries are distinct legal entities and have no obligation to pay any dividends or make advances or loans to us.  Although there are no material restrictions on Myriad-Tunica's ability to upstream funds the Company has not paid dividends on its common stock and does not intend to declare cash dividends in the forseeable future.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE APPROXIMATELY $3.6 MILLION IN ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS FOR THE NEXT TWELVE MONTHS, ASSUMING NO EXERCISE OF THE DUTCHESS EQUITY LINE.

We have a limited amount of available cash and our monthly operating expense burn rate is approximately $300,000. However, this burn rate is volatile based on the timing of advances to cover Tunica's construction and site development planning efforts. We estimate that we have funds availible to us to sustain our operations for only three months, assuming no exercise of the Dutchess equity line. The Dutchess equity line described herein would add additional working capital to the extent of the Put Amounts which will sustain our operations for an extended period of time; however, certain draw down restrictions pertaining to the Puts apply which could shorten this period of time. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

IF WE ARE NOT ABLE TO OBTAIN FINANCING AS WE IMPLEMENT OUR BUSINESS, WE WILL HAVE TO CURTAIL THESE PLANS AND THE VALUE OF YOUR INVESTMENT MAY BE NEGATIVELY AFFECTED.

    Currently, the Myriad Tunica project has no funding. We require approximately $1.9 billion to develop the planned Myriad Tunica resort. However, if we are unable to obtain financing when needed, we may be forced to curtail our operations, which could negatively affect the value of your investment. There can be no assurance that we will be able to obtain additional financing when needed or if available that it will be on commercially reasonable terms.

WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditor has indicated that in its report on our 2005 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors, in particular Mr. Meeske, our Chief Executive Officer and Mr. Lopardo, our Chairman, are deemed essential to establishing and maintaining the continuity of our operations. Further, we rely heavily on other individuals inculding a project manager. If we were to lose their services, our business could be materially adversely affected. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees, including a Chief Financial Officer and Executive Vice President of Finance.

We must continually implement and improve our services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

Our future results of operations involve a number of risks and uncertainties. With any business undertaking and their inherent unforeseeable risk in conducting business, the following paragraphs discuss a number of risks that could impact the company's financial condition and results of operations.

WE ARE IN EARLY STAGE OF DEVELOPMENT AND MAY HAVE TO COMPETE WITH COMPANIES WITH GREATER RESOURCES.

We have no operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development. The Company will have to compete with larger companies who have greater funds available for expansion, marketing, and the ability to attract. There can be no assurance that the Company become competitive, or if we become competitive, will remain competitive, should this occur and increased competition could materially adversely affect our operation and financial condition.

OUR FUTURE PERFORMANCE IS DEPENDENT ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

We do not maintain key man life insurance on our executive officers but will obtain additional coverage on Mr. Meeske, our Chief Executive Officer, and Mr. Lopardo, our Chairman. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees, including a Chief Financial Officer and an Executive Vice President of Finance. Competition for these individuals is intense and increasing.  The loss of any of their services would be detrimental to us and could have an adverse effect on our business development.

THERE ARE CURRENTLY NINE CASINOS IN TUNICA COUNTY, AND WE FACE SUBSTANTIAL COMPETITION NOT ONLY IN TUNICA BUT IN THE GAMING INDUSTRY AS A WHOLE.

The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, racetracks with slots, casinos located on Native American land and other forms of legalized gaming. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than we do. Several states are currently considering legalizing casino gaming in designated areas. Legalized casino gaming in such states and on Native American land will provide strong competition to us and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our planned operations.

Our planned casino and resort in Tunica County, Mississippi may face competition from all other casinos and hotels in the Tunica area, including to some degree, from each other. In addition, our planned casino and resort may face competition from all smaller non-restricted gaming locations and restricted gaming locations. As of September 30, 2006, there were nine casinos in Tunica County, Mississippi. Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could also have a material adverse effect on the planned businesses of our casino properties.

CERTAIN CONSTRUCTION RISKS MAY ARISE DURING THE BUILDING OF ANY NEW PROPERTY.

We are currently planning the construction of 513-acre resort and casino and are providing or may have to provide, as the case may be, funding for the construction of gaming facilities. Construction projects, such as the construction of our resort, entail significant risks, including:
•       shortages of materials or skilled labor;
•       unforeseen engineering, environmental or geological problems;
•       work stoppages;
•       weather interference;
•       floods; and
•       unanticipated cost increases.
Any of these risks can give rise to delays or cost overruns that could result in serious problems for our project.

The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. Construction, equipment or staffing requirements or problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities can increase the cost or delay the construction or opening of each of the proposed facilities or otherwise affect the project’s planned design and features. Budget overruns and delays with respect to development projects could have a material adverse impact on our results of operations.

RISKS RELATED TO HOLDING OUR SECURITIES

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess  Private  Equities  Fund, LP in accordance  with the  Investment  Agreement  may have a  dilutive  impact on our shareholders.  As a result, our net income per share  could  decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess  Private Equities Fund,  LP in order to drawdown on the Equity Line. If our stock price decreases, then our existing  shareholders  would experience  greater dilution.  At a stock price of $0.41 or less, we would have to issue approximately 52,452,137 shares registered  under this prospectus in order to drawdown on the full Equity Line. Accordingly, we may be required to file one or more registration statements to register the full amount of shares underlying the Equity Line.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

DUTCHESS PRIVATE EQUITIES FUND LP WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our  common  stock to be issued  under the  Investment  Agreement  will be purchased  at a seven percent (7%)  discount  to the lowest  closing  bid price  during the five trading days immediately following our notice to Dutchess Private Equities Fund, LP of our election to exercise our "put" right.  Dutchess Private Equities Fund, LP has a financial  incentive to sell our shares  immediately upon receiving the  shares to realize the profit between the discounted  price and the market price. If Dutchess Private Equities Fund, LP sells our shares,  the price of our common stock may decrease.  If our stock price  decreases,  Dutchess  Private  Equities Fund, LP may have a further  incentive  to sell such shares.  Accordingly,  the discounted  sales price in the  Investment  Agreement may cause the price of our common stock to decline.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK."

Our common stock is considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•variations in our quarterly operating results;
•loss of a key relationship or failure to complete significant transactions;
•additions or departures of key personnel; and
•fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

Assuming all of the 9,000,000 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling securityholder are sold, we would have 23,048,903 shares that are freely tradable without the requirement of registration under the Securities Act of 1933. 29,411,168 shares of our common stock are “restricted securities” as defined under Rule 144 of the Securities Act of 1933. Of these shares, approximately 48.2% of our shares are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates’ shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

OTHER RISK FACTORS

There are several risks and uncertainties, relating to the Company's ability to raise money and grow its business. These risks and uncertainties can materially affect the results predicted. Other risks are the Company's limited operating history, the limited financial resources, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws and conditions of equity markets.

The Company's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors relate to fluctuating market demand for our services, and general economic conditions.

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling securityholder.   The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating purposes, advances to Myriad-Tunica to fund pre-construction and site development cost.

MARKET FOR OUR SHARES

Our common stock generally trades on the OTC Bulletin Board system under the symbol "MYRA." For the period from February 7, 2005 to March 3, 2006, our stock was listed on the Pink Sheets under the stock ticker symbol "MYRA.PK." Our common stock resumed trading on the OTC Bulletin Board effective March 3, 2006 under the symbol "MYRA."

	2006
	High	Low
1st Quarter	1.00	0.16
2nd Quarter	0.50	0.39
3rd Quarter	0.39	0.21
4th Quarter (through November 30, 2006)	0.50	0.20

	2005
	High	Low
1st Quarter	0.50	0.15
2nd Quarter	0.35	0.10
3rd Quarter	0.40	0.10
4th Quarter	0.30	0.15

	2004
	High	Low
1st Quarter	0.35	0.05
2nd Quarter	0.45	0.17
3rd Quarter	0.46	0.15
4th Quarter	1.25	0.15

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

HOLDERS OF COMMON STOCK

As of November 3, 2006 there were approximately 512 recordholders of the Company's common stock. Holders of common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. We have never declared or paid any dividends on our common stock. We intend to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our incorporation. Management anticipates that in the foreseeable future, earnings, if any, will be retained for use in its business or for other corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by this forward-looking information. This discussion should be read in conjunction with our financial statements and the related notes thereto set forth elsewhere in this registration statement. All statements other than statements of historical fact should be considered "forward-looking statements" for purposes of these provisions, including statements that include projections of, or expectations about, earnings, revenues or other financial items, statements about our plans and objectives for future operations, statements concerning proposed new products or services, statements regarding future economic conditions or performance, statements concerning our expectations regarding the attraction and retention of members and guests, statements about market risk and statements underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "intends," "believes," "estimates," "potential" or "continue," or the negative thereof or other similar words. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations or any of our forward-looking statements will prove to be correct. Actual results and developments are likely to be different from, and may be materially different from, those expressed or implied by our forward-looking statements. Forward-looking statements are subject to inherent risks and uncertainties, some of which are summarized in "Risk Factors" section of this registration statement.

GENERAL

We are a holding company incorporated under the laws of the State of Delaware that, through our subsidiaries, intends to own, operate and/or manage destination resort properties. Our primary operations are intended to be focused on destination experience resorts such as the anticipated Myriad-Tunica project. We may seek opportunities in other areas including country clubs, casinos, resort amenities and facilities, real estate operations and corporate services; however, we have no current plans to begin implementing these operations and do not have adequate financing available at this time. Further we do not anticipate investing in other companies.

We own, through our wholly-owned subsidiary, MER Resorts, Inc., a Delaware corporation, a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). On October 18, 2006, we obtained an additional sixty-six percent of the limited liability company membership interests of Myriad-Tunica, bringing our total to 99%. Our implementation of the Myraid-Tunica business plan will consist of, among other things, securing financing for the project, coordinating design concepts and structures, retaining general contractors, marketing of the resort, and hiring of qualified individuals. In addition, a Director and Founder and former, President, Chief Executive Officer, and Chief Financial Officer, Mr. Scott Hawrelechko is the majority shareholder and serves as the President and Chief Executive Officer of Myriad Golf Resort, Inc., an Alberta, Canada corporation ("Myriad-Golf"), which owns a 1% percentage interest in Myriad-Tunica. The Company, Myriad-Tunica and Myriad-Golf are affiliates. To date, Myriad-Tunica's activities have involved obtaining approval from the Mississippi Gaming Commission for its gaming site and site development plan, securing contractual rights to a development site and management contracts associated with Myriad-Tunica's planned development. The Company is currently engaged in the very early stages of development of the planned 513-acre Myriad-Tunica resort, casino and enclosed climate controlled championship golf complex in Tunica County, Mississippi. Further, we are the sole manager of Myraid-Tunica and are responsible for the day-to-day operations of that entity.

Our immediate business objective is to implement the business plan of Myriad-Tunica. Myriad-Tunica presently does not have any operating revenues and none are projected until completion of project construction and inception of operations. The project will be located less than 45 minutes from Memphis, Tennessee. The Myriad-Tunica project is intended to be a multi-attraction themed resort designed to be an International destination. The Myriad-Tunica Project will emphasize the spirit and history of Mississippi and the Mississippi River -- the Heartland of America -- a story that will intrigue the mind of the global guest seeking travel and leisure. All attractions of the Myriad-Tunica Project are subject to final design, safety, and engineering specifications. The Myriad-Tunica Project will be situated on 513 acres along the Mississippi River in Tunica County, Mississippi for year-round enjoyment of the following anticipated resort attractions:

- Two 80,000 sq. ft. casinos with about 2,500 positions each and two 500 room casino hotels;
- 1,200 room 4-star hotel;
- 600,000 sq. ft. convention center, 400,000 sq. ft. in phase I and 200,000 sq. ft. in phase II;
- 250,000 sq. ft. of retail (Phase 1); 750,000 sq. ft. for total build out;
- 18-hole golf course (7,205 yards);
- 2,500-seat entertainment venue;
- Luxury Spa; and
- Water Park - Snow Park (called The Snow Globe).

In addition to the features listed above, the Myriad-Tunica Project may include an ice venue with various trails and skating rinks; another water venue with aquariums and lagoons, and a 450 ft. high observation wheel called "The Mississippi Eye". Additional entertainment venues such as a three-level multimedia night club, music amphitheaters, a 10,000-seat arena with regular and premium seating options may be included as well as various thematic designs throughout the property.

The Myriad-Tunica project is estimated to cost approximately $1.9 billion to complete and mobilization is scheduled to commence in July 2007. While our strategy is to capitalize on the destination resort concept, we may not be able to realize those objectives due to factors beyond our control, including without limitation, significant risks associated with financing the construction, management and operation of the Myriad-Tunica project, cash flow requirements, attraction and retention of experienced management, and compliance with regulatory conditions, permits and licensing approvals. On May 21, 2006, the Company, entered into three agreements for the sale of three separate casino parcels - tracts of land that will be the site of our casino operations -- (each a "Casino Pad") located in Tunica County, Mississippi, the site of the Company's planned 513-acre resort, casino and championship golf course. One Casino Pad is to be sold to High Plains Equity, LLC ("High Plains"); one Casino Pad is to be sold to Turtle Mountain Band of Chippewa ("Turtle Mountain"); and one Casino Pad is to be sold to Fort Berthold Indian Reservation ("Fort Berthold"). Each of the three agreements for the Casino Pads provides for a purchase price equal to $40,000,000 per Casino Pad payable as follows: (i) $25,000 on or before September 1, 2006 which represents all expenses, including licensing and legal fees necessary to obtain gaming license from the Mississippi Gaming Commission (the "Commission"); (ii) $500,000 in the form of a letter of credit within ten (10) days of receipt of formal notice by the Commission that site is approved for construction; (iii) $500,000 in the form of a letter of credit within ten (10) days of receipt of written receipt of sufficient documentation and financial assurances; and (iv) $38,975,000 upon closing. The closing date of the sale is projected for September 1, 2007, with provision for the closing on an earlier date in the event that all appropriate infrastructure is in place. The consummation of the sale of each Casino Pad is contingent upon several factors including: (i) Myriad Tunica must have the necessary approvals from the Tunica County Board of Commissioners and the Commission for construction and operation of the casino, hotel and ancillary facilities before December 20, 2006; and (ii) Myriad Tunica must have secured sufficient funding in place to build the property, including infrastructure, which is estimated to be approximately $1.9 billion. We are in discussions with the purchasers to get extensions to secure this funding from the original date of August 1, 2006 and do not anticipate any difficulties in being granted the extension until December 1, 2006. Further, pursuant to each of the three agreements, Myriad Tunica shall be entitled to receive a royalty of four percent (4%) of the gross gaming revenues reported to the Commission pursuant to the Mississippi Gaming Control Act. The royalty payment is to be paid to Myriad Tunica on a monthly basis, with certain penalty payments in the event the royalty is not paid in a timely manner. Further, each purchaser of the Casino Pads is required to pay certain other fees including a common area maintenance fee and transportation fee. Each of High Plains, Turtle Mountain and Fort Berthold are to build their own casino and hotel on their respective casino pad. Further we may sell one or more additional casino pads or build one or more casinos on these additional casino pads.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The process of preparing financial statements in conformity with accounting principles generally accepted in the U.S. requires us to use estimates and assumptions to determine certain of our assets, liabilities, revenues and expenses. We base these estimates and assumptions upon the best information available to us at the time the estimates or assumptions are made. Our estimates and assumptions could change materially as conditions both within and beyond our control change. Accordingly, our actual results could differ materially from our estimates. A full description of all of our significant accounting policies is included in Note 1 to our Consolidated Financial Statements.

IMPAIRMENT OF LONG-LIVED ASSETS.

In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", our long-lived assets to be held and used and to be disposed of are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment charges are recorded as a component of operating income or loss in our Consolidated Statements of Operations. As reflected in Note 1 to our Consolidated Financial Statements, the Company has accounted for the equity investment in Myriad-Tunica at the date of acquisition based on the fair value of the shares issued, taking into consideration the limited trading volume of the Company's common stock. Goodwill related to equity method investments is tested for other than temporary impairment in accordance with Accounting Principles Board Opinion 18, "The Equity Method of Accounting for Investments in Common Stock." Subsequent to the investment, we have recognized our pro rata portion of the losses incurred by Myriad-Tunica. We have also recognized additional advances made to Myriad-Tunica by the Company.

I. RESULTS OF OPERATIONS

STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

The Company generated no revenues during the quarters ended September 30, 2006 and September 30, 2005. During the nine months of 2006, we focused our attention on implementing our future plan of operations as described in this quarterly report.

The Company's operating expenses for the nine months ended September 30, 2006 was $2,806,718 compared to $406,641 during the comparable period for 2005. This increase in operating expenses was primarily attributable to increased professional fees and other expenses, management fees due to a related party and stock issued for services to consultants. In addition, the company had salary expense of $171,867 in 2006 and $0 in 2005. The Company also incurred interest expense of $1,090,846 and expenses of $257,608 representing equity in the losses of Myriad-Tunica during the nine months ended September 30, 2006, compared to interest expense of $35,332 and expenses of $80,175 representing equity in the losses of Myriad-Tunica during the nine months ended September 30, 2005. The Company had a net loss of $4,155,172, or $(0.09) per share, for the nine months ended September 30, 2006, as compared to a net loss of $522,148, or $(0.01) per share for the quarter period ended September 30, 2005.

The Company's revenues during 2006 and beyond are dependent upon its ability to implement its business plan and to secure the requisite financings in connection therewith. Except as otherwise set forth in this discussion, we are not aware of any trend that will adversely affect our Company's prospects in 2006.

LIQUIDITY AND CAPITAL RESOURCES

September 30, 2006

Our primary goal as it relates to liquidity and capital resources is to attain and retain the right level of debt and cash to implement our business plan. We will require additional capital financing to implement our business plan, but there can be no assurance that the requisite financings can be secured and on terms reasonably satisfactory to management. We anticipate that new credit facilities, coupled with cash to be raised from private placements and public offerings, assuming they will be successful, will be sufficient to satisfy our operating expenses and capital until such time as revenues are sufficient to meet operating requirements.

The Company's working capital was a negative $2,505,009 as of September 30, 2006 compared to a negative $894,400 as of September 30, 2005. This deficit was attributable to an increase in accrued liabilities, accrued legal fees, including interest, and amounts payable to Myriad-Golf, and partially offset by stock sales to accredited investors during the quarter ended September 30, 2006. At September 30, 2006, the Company had cash of $0.

The Company has historically derived its cash from the sale of shares. In December 2002, we obtained a $40,000 unsecured line of credit originally from Textron Financial Corporation, payable on demand, to be used as needed for operating purposes. As of September 30, 2006, the Company had $16,120 outstanding on this credit facility, bearing interest at a rate of 13.99%.

Net cash used by operating activities was $1,920,840 for the nine months ended September 30, 2006, as compared to $300,614 for the comparable period during 2005. This change was a result of increased activities in implementing our business plan of developing the Myriad-Tunica resort. Net cash used by investing activities was $0 for the nine months ended September 30, 2006, and was also $0 for the comparable period during 2005. Net cash provided by financing activities during the nine months ended September 30, 2006 was $1,851,946, consisting primarily of $1,366,654 derived from the sale of stock and $798,842 in net borrowings from a related party, which were partially offset by advances to Myriad Golf, a related party, in the amount of $307,780. During 2005, cash from financing activities was primarily provided by Myriad Golf, a related party.

We will require significant additional capital to implement the Tunica-Myriad business plan and to finance the implementation of our plan of operations as described in this registration statement. We expect to fund our contemplated operations through a series of equity and debt financings raised from private placements and/or public offerings. We assume that such financing activities, if successful, will be sufficient to satisfy our operating expenses and capital requirements until such time as revenues are sufficient to meet operating requirements. Our working capital and the estimated range of funding needed for our day to day operations and to service our debt obligations for the next twelve months is $3,600,000. Our working capital and estimated range of funding needed for the implementation of the Myriad-Tunica plan is approximately $1.9 billion. The Company anticipates funding the business plan in two phases in the amounts and uses as follows:

Funding Phase I
Uses:	Amount
Land	$43,680,00
Land Improvements	127,956,000
Construction	875,905,000
FF&E	213,369,000
Other Development	31,903,000
Funding Interest	184,814,000
Financing	60,275,000
Pre-opening expense	35,000,000
Opening Cash	23,490,000

Total	1,596,392,000

Funding Phase II
Uses:	Amount
Land	$0
Land Improvements	0
Construction	356,547,000
FF&E	2,400,000
Other Development	160,502,000
Funding Interest	0
Financing	0
Pre-opening expense	57,850,000
Opening Cash	0

Total	577,299,000

LEGAL FEES, INCLUDING ACCRUED INTEREST

We had approximately $725,249 due at September 30, 2006 for legal fees. The amount owed accrues interest at 10% per year, or approximately $174,035 through September 30, 2006. We consider these fees to be a bill payable and no formal arrangement has been made to service this repayment.

The Company's revenues during 2006 and beyond are dependent upon its ability to implement its business plan and to secure the requisite financings in connection therewith. Except as otherwise set forth in this discussion, we are not aware of any trend that will adversely affect our Company's prospects in 2006.

GOING CONCERN

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. The Company's cash position is inadequate to pay all of the costs associated with the implementation of our business plan. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

INCOME TAXES

At September 30, 2006, the Company has net operating loss carryforwards estimated to be approximately $2,250,000 for income tax purposes which are set to expire from 2019 to 2023. Upon completion of the Company's income tax returns for the year ended December 31, 2005 there may be adjustments to this estimate of the carryforwards. Under limitations imposed by the Internal Revenue Code Section 382, certain potential changes in ownership of the Company may restrict future utilization of net operating loss carryforwards. Management is evaluating whether the change in ownership, which would trigger the Section 382 limitations, has occurred. However, a valuation allowance has been established for the entire net deferred tax asset balance until such time as it is more likely than not that the deferred tax assets will be realized.

Recently Issued Accounting Pronouncements

Effective January 1, 2006, the Company began accounting for its share-based payments in accordance with SFAS No. 123(R), "Share-Based Payment." SFAS No. 123(R) requires that share-base payments, including shares issued for services, stock option grants or other equity-based incentives or payments be recognized for financial reporting purposes based on the fair value of the instrument issued or granted. Prior to January 1, 2006, the Company applied the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

OFF-BALANCE SHEET ARRANGEMENTS

We are not aware of any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

The Company generated no revenues during the years ended December 31, 2005 and 2004. Since closing the change in control transaction in July 2004, pursuant to which we issued 22,000,000 shares of our common stock to Scott Hawrelechko in consideration for the sale, transfer and assignment by Mr. Hawrelechko of certain assets including a thirty-three percent (33%) interest in Myriad-Tunica. Myriad-Tunica is currently engaged in the very early stages of development of a planned 540-acre resort, casino and enclosed championship golf complex in Tunica County, Mississippi.

December 31, 2005

    The Company's working capital was a negative $734,690 as of December 31, 2005 compared to a negative $758,809 as of December 31, 2004. This deficit was attributable to an increase in accrued liabilities, accrued legal fees, including interest, and amounts payable to Myriad-Golf, and partially offset by stock sales to accredited investors during 2005. At December 31, 2005, the Company had cash of $68,894.

    The Company has historically derived its cash from the sale of our shares. In December 2003, we obtained a $40,000 unsecured line of credit originally from Textron Financial Corporation, payable on demand, to be used as needed for operating purposes. As of December 31, 2005, the Company had $21,890 outstanding on this credit facility, bearing interest at a rate of 13.99%.

    Net cash used by operating activities was $2,018 during the quarter ended December 31, 2005, as compared to none for the comparable period during 2004. Net cash used by financing activities was $477,829, for the year ended December 31, 2005, consisting primarily of $471,400 derived from the sale of stock and $15,092 in net borrowings from a related party (Myriad-Golf), which were partially offset by the repayment of short-term borrowings in the amount of $8,663, as compared to net cash provided by financing activities of $168,594 for the comparable period during 2004.

The Company's operating expenses for the fiscal year ended December 31, 2005 were $503,573 compared to $448,952 during the comparable period for 2004. This increase in operating expenses was primarily attributable to an increase in professional fees and management fees to a related party, which was partially offset by a reduction in the value of stock issued for services and reduced insurance costs. The Company also incurred interest expense of $48,144 and expenses of $87,966 representing equity in the losses of Myriad-Tunica during the year ended December 31, 2005, compared to interest expense of $92,801 and expenses of $112,034 representing equity in the losses of Myriad-tunica during the year ended December 31, 2004. The Company had a net loss of $639,729, or $(0.02) per share, for the fiscal year ended December 31, 2005, as compared to a net loss of $629,496, or $(0.02) per share, for the fiscal year ended December 31, 2004.

The Company's revenues during 2006 and beyond are dependent upon its ability to implement its business plan and to secure the requisite financings in connection therewith. Except as otherwise set forth in this discussion, we are not aware of any trend that will adversely affect our Company's prospects in 2006.

BUSINESS

BACKGROUND

Myriad Entertainment & Resorts, Inc. is a holding company incorporated under the laws of the State of Delaware that, through its subsidiaries, is intended to own and operate destination experience resorts. We own, through our wholly-owned subsidiary, MER Resorts, Inc., a Delaware corporation, a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica").

Effective July 6, 2004, pursuant to the terms of the Securities Purchase Agreement dated June 22, 2004, with Scott Hawrelechko, our former Chairman. Mr. Hawrelechko acquired twenty-two million (22,000,000) shares of the Company's Common Stock representing control of the Company in consideration for the sale, transfer and assignment by Mr. Hawrelechko of certain assets including a thirty-three percent (33%) interest in Myriad-Tunica.

On October 18, 2006, certain members of Myriad-Tunica trasferred an aggregate of sixty-six percent (66%) of the limited  liability Company membership interests to Mer Resorts. Further, we are the sole manager of Myriad-Tunica and are responsible for the day-to-day operations of that entity; the other member of Myriad-Tunica does not have the authority to manage the operation of Myriad-Tunica.

OVERVIEW

Where we are now

Our immediate business objective is to implement the business plan of Myriad-Tunica. Our implementation of the Myriad-Tunica business plan will consist of , among other things, securing financing for the project, coordinating design concepts and structures, retaining general contractors, marketing of the resort, and hiring qualified individuals. Myriad-Tunica is currently engaged in the very early stages of development of a planned 513-acre resort, casino and championship golf course in Tunica County, Mississippi. As of the date of this prospectus, we do not own any destination resorts, country clubs, golf courses, casinos, hotels, resort amenitied or related facilities. Although construction of the resort has not begun as of the date of this prospectus, we have taken numerous steps toward its development, including:

•	On October 18, 2006, our wholly-owned subsidiary, MER Resorts, Inc. obtained an additional sixty-six percent (66%) ownership in Myriad-Tunica, for a total of ninety-nine percent (99%);
•	On August 9, 2006, we hired Mr. Nick Lopardo as our Chairman of the Board;
•	On August 4, 2006, we entered into a lease agreement for space in Memphis, Tennessee, the new loacation of our corporate headquarters;
•
On July 24, 2006, we announced the initiation of the permitting process to secure all permits and approvals necessary for the construction mobilization targeted for July 2007. We anticipate having these approvals and permits within the next four to six months;

•
On June 29, 2006, we announced the approval from the Tunica County Board of Supervisors to implement a Tax Incentive Financing (“TIF”) plan that Myriad-Tunica can use to finance approximately $70 million of infrastructure costs associated with the construction of the resort;

•	On July 1, 2006, Mr. John Meeske became our Chief Executive Officer. Mr. Meeske has extensive resort and club management experience;
•	On June 21, 2006 we expanded our board of directors, by adding six new directors each with extensive experience to assist us in facilitating our business plan;
•
On June 1, 2006, we entered into three separate agreements to sell three casino pads - tracts of land where our planned casinos will be located - for a purchase price of $40 million per pad. On July 20, 2006, the Mississippi Gaming Commission ("Gaming Commission") approved the sale of the casino pads as provided by the agreements;

•
On April 21, 2005, the Mississippi Development Authority granted approval for participation in the Mississippi Tourism Incentive Program (“TIP”) and issued to Myriad-Tunica a TIP certificate for up to approximately $290 million of sales tax rebates; and

•	On March 16, 2006, the Gaming Commission granted approvals to Myriad-Tunica for: (i) a two year extension of gaming site and site development; and (ii) five additional casino sites.

We currently estimate that the cost of the planned resort will total $1.9 billion and we can make no assurance that we will be able to raise this capital.

Proposed Nature of Operations

Our primary operations are intended to be focused on destination experience resorts such as the Myriad-Tunica project. We will be required to accomplish substantial goals in order to establish operations in destination experience resorts, including: (a) secure approximately $1.9 billion in financing; (b) get Gaming Commission approvals on numerous licenses and permits; and (c) hire and retain a management team to implement sustain our plans. We hope to have our licenses and approvals for construction in place within 6-8 months of the date of this prospectus and to begin construction mobilization by July 2007. We do not anticipate that Myriad Tunica will have any operating revenues until completion of this construction.

We anticipate that the projected timeline from mobilization to construction and completion of the project to be as follows: (a) October 1, 2006 to December 30, 2006: (i) complete design concept stage of the resort by Paul Ma and; (ii) complete drainage and site plan engineering for the 404 permit for development by Allen Hoshall. (b) January 1, 2007 to July 30, 2007: Site work industry (weather permitting) and build architectural design plans and specifications on the vertical structure to a seventy-five percent (75%) complete to start bidding process. (c) August 1, 2007: Start the bid process to secure a confirmed cost not to exceed bid from general contractor. (d) August 30, 2007: Start building the vertical structures to complete construction in 36 to 44 month schedule. January 1, 2008: commence preopening marketing and human resource process for operation.

We are in the process of retaining experienced leadership to help facilitate the implementation of our core business of providing a personalized club experience. The addition of Mr. Meeske, our Chief Executive Officer, and Mr. Lopardo, our Chairman of the Board is our initial step toward building a talented and knowledgeable management team. Further, we intend to focus on branding our licenses and utilizing Myriad-Tunica as a model to develop these brands

OWNERSHIP AND CONTROL OF MYRIAD WORLD RESORTS OF TUNICA, LLC

    On October 18, 2006  we obtained, through our wholly-owned subsidiary, MER Resorts, Inc., an additional sixty-six percent (66%) of the limited liability company membership interests in Myriad-Tunica.  As a result, we own, through MER Resorts,  a ninety-nine percent (99%) ownership in Myriad-Tunica. The remaining limited liability company interest in Myriad-Tunica is owned by Myriad Golf Resorts, Inc. an Alberta, Canada corporation. We are the sole manager of Myriad-Tunica and are responsible for the day-to-day operations of that entity.

MYRIAD-TUNICA - PROJECT OVERVIEW

Our immediate business objective is to implement the business plan of Myriad-Tunica. Myriad-Tunica presently does not have any operating revenues and none are projected until completion of project construction and inception of operations.

The Myriad-Tunica is intended to be a multi-attraction themed resort designed to be an International destination, including an 18-hole golf course. The project will be less than 45 minutes south of Memphis Tennessee. The Myriad-Tunica Project will emphasize the spirit and history of Mississippi and the Mississippi River -- the Heartland of America -- a story that will intrigue the mind of the global guest seeking travel and leisure. All attractions of the Myriad-Tunica Project are subject to final design, safety, and engineering specifications. The Myriad-Tunica Project will be situated on 513 acres along the Mississippi River in Tunica County, Mississippi for year-round enjoyment of the following resort attractions:

    - Two 80,000 sq. ft. casinos;
    - 1,200 room 4-star hotel;
    - 600,000 sq. ft. convention center, 400,000 sq. ft. in phase I and 200,000 sq. ft. in phase II;
    - 250,000 sq. ft. of retail (Phase 1); 750,000 sq. ft. for total build out;
    - 18-hole golf course (7,205 yards);
    - 2,500-seat entertainment venue;
    - Luxury Spa;
    - Water Park; and
    - Snow Park (called The Snow Globe).

In addition to the features listed above, the Myriad-Tunica Project may include an ice venue with various trails and skating rinks; another water venue with aquariums and lagoons, and a 450 ft. high observation wheel called "The Mississippi Eye". Additional entertainment venues such as a three-level multimedia night club, music amphitheaters, a 10,000-seat arena with regular and premium seating options may be included as well as various thematic designs throughout the property.

Although specifications may change due to numerous factors, including design, safety, and engineering modifications, set out below is a planned progress simulation of how the resort may look upon completion:

The different elements of the Myriad-Tunica Project will be linked by an indoor waterway transportation system and an elevated people-mover ground transportation system. Other infrastructure requirements may be supported by applying state-of-the-art technology such as solar power, climate control and air-filtration technologies, and security and maintenance technologies.

The Myriad-Tunica Project also has expansion space available for the development of vacation villas along the golf course. This project, the most ambitious resort development planned for Tunica County, would target a broad spectrum of visitors, including:

    - Casino players
    - Families
    - Conventions, exhibitions and trade shows (particularly botanical shows)
    - Golf enthusiasts

The Myriad-Tunica project is estimated to cost approximately $1.9 billion to complete and mobilization is scheduled to commence in 2007. While our strategy is to capitalize on the destination resort concept, we may not be able to realize those objectives due to factors beyond our control, including without limitation, significant risks associated with financing the construction, management and operation of  the Myriad-Tunica project, cash flow requirements, attraction and retention of experienced management, and compliance with regulatory conditions, permits and licensing approvals.

CONSTRUCTION MANAGEMENT. The construction management for the Myriad-Tunica project will be undertaken by HDC & Associates, a Georgia limited liability company. HDC presently has $5.3 billion in active projects worldwide, including the following current clients/projects/brands: Portman Architects, Marriott Hotels and Resorts, Hyatt Corporation, Loews, Westin, Four Seasons and Wyndham. Dale Cheek, a Company director, has served as President of HDC & Associates since 1992.

We have been informed by Myriad-Tunica that although it has determined the overall scope and general design of the Myriad-Tunica project, not all of the detailed plans and specifications have been finalized. The Company has been further informed by Myriad-Tunica that when it finalizes its plans and specifications in the future, it may discover that it needs to obtain additional funding, which may not be available on satisfactory terms or at all, or that it may choose to reduce the scope of the work and design components to reduce the costs of constructing the project. Any such reduction in scope may affect our business, financial condition and results of operations. In addition, there are significant risks associated with major construction projects that may prevent the completion of the Myriad-Tunica project on budget and on schedule, including shortages of materials and skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases, and unavailability of construction equipment.

    CASINO AND HOTEL MANAGEMENT. We believe that the casino and hotel management for the Myriad-Tunica project will be undertaken by an outside management company experienced in this industry. We anticipate the construction of two five hundred room hotels for the casinos. We will rely on the board and diverse talent of our management team and board of directors to find and retail the right person or company for this endeavor. In addition to possibly using management agreements with any management company, we may acquire whole or partial ownership in any such company.

PROJECT SITE. The Myriad-Tunica project is located on Perry Road and Indian Mound Road at the northwest quadrant of Tunica County. Tunica County, Mississippi is located 35 miles south of Memphis, Tennessee, near the intersections of Interstate 40 and Interstate 55 and in close proximity to Memphis International Airport. Tunica County, with an area of 460 square miles is located 431 miles from Atlanta, Georgia, 569 miles form Chicago, Illinois, 475 miles from Dallas, Texas, and 417 miles from New Orleans, Louisiana. Interstate 69, which runs from Canada to the Gulf of Mexico, which is currently under construction, will pass within 4 miles of the Myriad-Tunica project.

The Tunica Airport runway was lengthened to 5,500 feet in the Fall 2004 granting access to corporate and regional aircraft. A $40 million Phase II expansion plan, to further lengthen the Tunica Airport runway to 8,000 feet and to construct a new 40,000 square foot terminal building, will be completed in 2006. The Tunica Airport is currently accessed by Lear Jets and Twins. Completion of the expansion will permit jet charters and commercial jets to land, and the Company has been informed that Tunica County is in discussions with three major airlines to service the Tunica Airport with scheduled commercial flights. On March 22, 2006, the Clarion-Ledger reported that Pan Am Clipper Connection will offer scheduled flights between Tunica and Atlanta, Georgia three days a week starting May 2, 2006.

In addition to the completion of Interstate 69 and the anticipated improvements to the Tunica Airport, the Company has been informed that plans are being considered to construct a NASCAR-style racetrack at a site within five minutes of the Myriad-Tunica project location.

GAMING AND TOURISM INDUSTRIES IN TUNICA, MISSISSIPPI. Tunica County, Mississippi is the third largest gaming resort center in the United States after Las Vegas, Nevada and Atlantic City, New Jersey. Mississippi legalized casino gaming in 1990 for floating vessels on the Mississippi River and along the Gulf Coast with local voters' approval. Tunica County voters gave their approval in 1991, and Splash Casino opened on October 19, 1992. By the end of 1993, three more casinos opened in Tunica, and by the close of 1994, seven casinos were in operation in Tunica, with Mississippi gross revenues growing to $1.5 billion.

Feasibility Study. In January 2003, Myriad Golf Resort, Inc., a Company affiliate based in Edmonton, Alberta, Canada, engaged Land and Leisure Inc., an economic consulting firm to the leisure, retail and hospitality industries (with experience in the Mississippi financial community) to conduct a first phase feasibility study for the entertainment component of the Myriad-Tunica project. Land and Leisure, Inc. identified the following observations:

" ... the Mississippi Gaming Commission has recently begun to publish data for the Mississippi River counties and have separated the data into the North River Region and the South River Region. The North River Region is essentially the Tunica casinos with the addition of one casino in Lula. The South River Region includes casinos in Vicksburg, Greenville and Natchez. The total gaming revenues in the North River Region, essentially Tunica, remain strong totaling approximately $1,481,685,000 in 2003 or 79 percent of the total for the Mississippi River counties and 44 percent of the state total ..."

" ... The actual number of overnight visitors to Tunica is just over 1 million, 1,034,000 or 7.6 percent of the population within 250 miles of the project. With 12,624,000 persons within 150 miles not visiting Tunica, it would appear that there is significant potential for growth. It should also be noted that 30 percent or over 4 million persons within the market area are not 21 and cannot gamble. To attract these, and their families, other activities and attractions are necessary for growth. Because of many factors including single-parent households and two parents working, many prefer to spend vacations with the entire family. Parents look for the opportunity to spend "quality time" with their children. The importance of this has become even more pronounced since the tragic events since 9/11. Recognizing the importance of this, the [Tunica] Convention & Visitors Bureau supports the development of "resorts" rather than more casinos. Therefore, the concept proposed by Myriad with the wide variety of activities and entertainment appears prudent as this is perceived as the way to increase the market for Tunica by attracting many of the more than 12 million persons within a 250-mile radius to visit the area."

REGULATORY APPROVALS.

APPROVED. On March 16, 2006, the Mississippi Gaming Commission approved the revised gaming site and site development plan of the Myriad-Tunica project for 24 months, renewing the approval originally granted to Myriad-Tunica in June 2004. Any such additional casino developments would require Mississippi Gaming Commission approval before construction could begin. On April 21, 2005, the Mississippi Development Authority granted approval to Myriad-Tunica for participation in the Mississippi Tourism Incentive Program and awarded it a Mississippi Tourism Incentive Certificate (TP-016) making it eligible to receive up to $290,950,000 of sales tax rebates, effective during the first ten years of operation, collected from revenues generated from family-oriented operation of its proposed resort development. The amount awarded was based on a formula that qualified 35% of the capital invested in family-oriented components of the resort to be eligible for rebate. On July 8, 2004, the Board of Supervisors of Tunica County, Mississippi, approved an easement for the Myriad-Tunica project, which permits a roadway to be constructed through the property leading to the resort entrance. Previously, in April 2003, the County of Tunica issued a support letter offering appropriate tax incentive and the use of revenue bonds to help Myriad-Tunica to secure the most attractive tax-exempt financing facility. Additionally, the County of Tunica stated that it would consider providing other forms of financial assistance such as allowable development cost offsets for roads and easements, infrastructure savings and any applicable county or State tax abatement programs.

PENDING. Notwithstanding such approvals, the Mississippi Gaming Commission may impose unanticipated requirements regarding the licensing of owners and managers of the casino to be constructed as part of the Myriad-Tunica project. The opening and operation of the casino will be contingent upon Myriad-Tunica's receipt and maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a casino facility are extensive. Failure to obtain or maintain the necessary approvals could prevent or delay the completion or opening of all or part of the Myriad-Tunica project or otherwise affect the design and features of the Myriad-Tunica project. Failure to obtain or maintain any of the required licenses could significantly impair our financial position and results of operations. The Mississippi Gaming Commission may, in its discretion, require certain individuals to file applications, be investigated and be found suitable in connection with the operations of the casino. We have been informed that Myriad-Tunica is satisfied that the engagement of Casino, Hotel and Resorts, LLC to manage the casino is suitable to hold a gaming license in Mississippi, but have not received any confirmation from the Mississippi Gaming Commission. If the Mississippi Gaming Commission determines that a person is unsuitable to hold a gaming license, the Company understands that Myriad-Tunica would be required to acquire and/or reacquire such interests. Additionally, Mississippi regulatory authorities have  broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in gaming operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted, or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Further, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to the gaming business or a violation of any current or future laws or regulations applicable to the gaming business or gaming license could require substantial expenditures or could otherwise negatively affect our business, financial condition and results of operations. The Mississippi Gaming Commission also could take disciplinary action against Myriad-Tunica which could result in the limitation, conditioning, suspension or revocation of any approvals held by Myriad-Tunica and/or the imposition of a significant monetary fine against Tunica LLC. Any such disciplinary action could significantly impair our operations.

Several permits (collectively, "entitlements") are required to be satisfied to enable the Myriad-Tunica project to proceed with construction. Tunica LLC has engaged Allen & Hoshall of Memphis, Tennessee, as its engineering consultant to assist its efforts to obtain the entitlements, including permits that pertain to navigation and wetlands issues on the Mississippi River and tributaries, permits from the Yazoo-Mississippi Delta Levee Board, permits from the State of Mississippi Department of Archives and History, Tunica County building permits, State of Mississippi Department of Environmental Quality permits, State of Mississippi Board of Health approval, and clearances from the United States Environmental Protection Agency and Department of Agriculture.

As of July 24, 2006 our engineering principals, John Almond PE and Michael Young PE of Allen & Hoshall are in the process of obtaining the following permits and approvals:

1. Corps of Engineers ("Corps") Section 10 and Section 404 permits. These pertain to navigation and wetlands issues on the Mississippi River and tributaries.

2. Yazoo-Mississippi Delta levee Board's ("YMDLB") approval for the construction of certain project features on the YMDLB property. This pertains to construction and use of the ring levee and roads to protect the site and to provide access.

3. Contract with YMDLB to give Myriad-Tunica the exclusive rights to use the rest of YMDLB property that will be rendered flood-free by the Myriad-Tunica ring levee.

4. State of Mississippi Department of Archives and History approval. This pertains to certification that there are no cultural or vegetative issues that prohibit development of the site.

5. Tunica County Building Permits. This pertains to the adequacy and acceptability of the site for the intended use.

6. State of Mississippi Department of Environmental Quality permits. This pertains to storm and water management, wastewater collection and treatment, air quality and other permits.

7. State of Mississippi Board of Health approval. This pertains to providing potable water to the development by Tunica County Utility District.

8. U.S. Environmental Protection Agency's clearance certifying that there is no pre-existing pollution on the site that requires remediation.

9. U.S. Department of Agriculture certification that there are no prime farmlands or other issues that will prohibit use of the site by Myriad-Tunica.

OTHER OPERATIONS AND SERVICES WE INTEND TO PROVIDE

Although we currently do not provide the following services, we may do so in the near future. These other operations, if pursued, will require us to devote a substantial amount of money, time, and personnel. We do not currently have any financing, or other resource allocation plans, for these operations. However, we believe that these operations may compliment our main objective of implementing the Myriad-Tunica business plan.

▪
REAL ESTATE OPERATIONS. Establishing programs to sell fractional ownership interests at selected properties through an "owners club" program and develop and sell residential real estate adjacent to our contemplated acquisitions of golf facilities.

▪	CORPORATE SERVICES. The Company intends to perform a number of services on a company-wide basis, including certain centralized marketing, accounting, technology support and purchasing functions.

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COUNTRY CLUBS AND GOLF FACILITIES. We intend to identify under-performing country clubs and golf facilities that may benefit from our anticipated management expertise. In connection with implementing that strategy, our success will depend on our ability to attract and retain members at such clubs and maintain or increase usage of such facilities. We anticipate that we will experience varying levels of membership enrollment and attrition rates and, in certain areas, decreased levels of usage of such facilities. Although we intend to devote substantial efforts to ensuring that members and guests are satisfied, many of the factors affecting club membership and facility usage will be beyond our control and there can be no assurance that we will be able to maintain or increase membership or facility usage. Significant periods where attrition rates exceed enrollment rates, or where facilities usage is low would have a material adverse effect on our business, operating results and financial position.

▪
JOINT VENTURES AND COLLABORATIVE AGREEMENTS. We expect to partially own certain properties in partnership with other entities and may in the future enter into joint venture or other collaborative arrangements related to additional properties. Our investments in these joint ventures may, under certain circumstances, involve risks not otherwise present in our business, including the risk that our partner may become bankrupt, the impact on our ability to sell or dispose of our property as a result of buy/sell rights that may be imposed by the joint venture agreement, and the risk that our partner may have economic or other interests or goals that are inconsistent with our interests and goals and that they may be in a position to veto actions which may be in our best interests.

Expansion and Development

We are also pursuing multiple new business opportunities around superior club management. We are investigating opportunities to manage clubs through management agreements, joint ventures and sole ownership.

In late 2004, we engaged Club & Community Corporation, on an independent contractor basis, to analyze current membership programs and to assist in developing a new integrative club management concept, consistent with our emphasis on exploring new growth opportunities. Strategic growth opportunities will focus on new products and services that we can offer, as opposed to traditional club management discussed above.

Sales and Marketing

We contemplate owning and operating a diverse base of country clubs and resorts in addition to the Myriad-Tunica project. Based on the specific attributes of each club and its local market, we will attempt to position our golf and resort clubs, from the premium-end to the entry level of the specific market segments in which they compete, making the club experience available to a variety of target demographics. Our resorts will be positioned as "one of a kind" properties with a broad range of activities and services.

As part of our corporate services, we intend to develop and implement national marketing and promotional programs, control trademarks and trademark licensing agreements, engage public relations firms and advertising agencies, coordinate communications with media sources and develop collateral materials. We believe that these coordinated activities, when implemented, will provide highly effective, complementary programs to the sales efforts at our individual clubs and resorts.

Our resorts and clubs also likely will offer extended member programs. For example, we plan to provide members of clubs owned, leased or managed by us with access to other clubs outside a certain radius of the member's club.

We believe there will be significant opportunities to increase revenues by marketing our interrelated products and services to our customer base. We will seek to develop and accentuate the unique aspects of our resorts, like the contemplated Myriad-Tunica project, and country clubs, in order to attract repeat customers, encourage group guests to return individually and increase rates charged for our services and amenities. In addition, to promote our facilities, we plan on publishing a magazine, focusing on golf, travel, food, wine, recreation and other aspects of the "private club experience."

We also intend to host a number of professional golf tournaments to generate additional revenue and also to enhance our name recognition and that of our clubs and resorts. To facilitate this, we will seek to leverage off of our relationships with numerous professional organizations including the following:

o United States Golf Association;

o PGA Tour and LPGA Tour;

o Professional Golf Association of America;

o National Golf Course Owners Association;

o Club Managers Association of America;

o National Club Association;

o International Health, Racquet & Sports Club Association; and

o National Restaurant Association.

We anticipate that such relationships may enable us to bring distinctive tournaments and events to our clubs and resorts.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

We will be subject to a wide range of federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the storage of petroleum substances and chemicals, the handling and disposal of wastes, and the remediation of contamination arising from spills and releases. Our operations will be subject to numerous other laws and regulations, including occupational health and safety, labor and alcoholic beverage control laws and laws relating to access for disabled persons. Changes to these laws or regulations could adversely affect us. We will have policies in place designed to bring or keep our facilities in compliance, and audit procedures to inspect for compliance with all current federal, state and local environmental laws. We are not aware of, and have not been informed by the Environmental Protection Agency or any state or local governmental authority of, any non-compliance or violation of any environmental laws, ordinances or regulations likely to be material to us, and we believe that we are in substantial compliance with all such laws, ordinances and regulations applicable to our facilities and operations.

We are subject to the Fair Labor Standards Act and various federal and state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. The salaries of certain of our personnel likely will be based on the federal minimum wage and adopted increases in the minimum wage have historically increased labor costs. We may try to pass these increased labor costs to our customers through price increases. In addition, we will be subject to certain state "dram-shop" laws, which provide a person injured by an intoxicated individual the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We also will be subject to the Americans with Disabilities Act of 1990, which, among other things, created federally mandated access and use requirements. We believe we are in substantial compliance with applicable laws and regulations governing our operations.

We plan to have operations in a number of states that regulate the licensing of restaurants and resorts, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. While we believe that we are, and will continue to be, in substantial compliance with these requirements, there can be no assurance that these requirements will not change or that any such change will not adversely affect us.

COMPETITION

We will operate in a highly competitive industry and our casinos, resorts and clubs will compete primarily on the basis of management expertise, reputation, featured facilities, quality and breadth of services and price. With respect to the contemplated Myriad-Tunica project, we will compete on a national and international level with numerous gaming, hotel and resort companies. Competition in this part of the industry is intense and there can be no assurance that such competition will not adversely affect revenues, costs or operating income of our resorts. Our country club and golf facilities will compete on a local and regional level with other country club and golf facilities. Competition in Tunica County, Mississippi, the site of our planned resort and casino consists of nine casinos, including Ballys, Fitzgeralds, Sheraton, Gold Strike, Grand, Hollywood, Horseshoe Resorts and Sam’s Town. Further, there are three local golf courses in Tunica, Mississippi. The level of competition in these lines of business varies from region to region and is subject to change as existing facilities are renovated or new facilities are developed. An increase in the number or quality of similar clubs and other facilities in a particular region could significantly increase competition, which could have a material adverse effect on our results from that region. Our results of operations also could be affected by a number of additional competitive factors, including the availability of, and demand for, alternative forms of recreation.

We will also compete for the operation of golf courses with national and regional golf course management companies, and, less frequently, with individuals and small ventures that typically own one or more golf courses. There are many opportunities for consolidation in the highly fragmented golf course ownership industry in the U.S. and the industry has seen a high level of consolidation in recent years. In the acquisition of golf courses, companies compete primarily on the basis of price and their reputation for operating golf courses. Many of our competitors have substantially greater capital resources than we do, sometimes providing them the ability to pay substantially more for the type of facilities consistent with those in our strategy.

Throughout the 1990s and in 2000, there was a substantial increase in the development of public golf facilities in the U.S. Competition in this market has intensified and the increase in availability of daily fee courses has adversely affected demand in portions of the semi-private and private club market. According to the National Golf Foundation, the growth in supply of available golf courses, fueled by the daily fee market, has outpaced growth in the number of golfers in recent years. Although new course construction declined in 2002 and 2003 due to the slowdown in the U.S. economy and the acknowledgement of overbuilding in certain markets, a resurgence in development activity or additional decreases in the average number of golfers per course could adversely affect our business and results of operations. Conversely, this period of overbuilding could eventually benefit us in the long run, as companies with less financial resources and management experience may be forced to sell their properties at discounted values.

Changes in membership levels and facilities usage can be caused by a number of factors. In the past, federal tax law changes in the treatment of business entertainment and real estate expenses have adversely affected general industry demand. There can be no assurance that similar changes that would have an adverse effect on our revenues will not occur in the future. A substantial portion of our revenue is expected to be derived from discretionary or leisure spending by our members and guests and such spending can be particularly sensitive to changes in general economic conditions or changes in the federal tax laws. A significant adverse shift in general economic conditions, whether regional or national, would likely have a material adverse effect on our business, operating results and financial condition. Changes in consumer tastes and preferences, particularly those affecting the popularity of golf and private dining, and other social and demographic trends, could also have an adverse effect on us.

We intend to develop programs at our clubs targeted at decreasing attrition rates by increasing member satisfaction and usage. However, there can be no assurance that these initiatives will be successful or that the incremental costs of implementing such programs will not exceed its benefits.

COMPETITION IN OUR INDUSTRY. The level of competition in our contemplated businesses varies from region to region and is subject to change as existing facilities are renovated or new facilities are developed. An increase in the number or quality of similar clubs and other facilities in a particular region could significantly increase competition, which could have a material adverse effect on our contemplated operations. Additionally, over the last decade, construction of public golf courses has accelerated significantly and we expect that, in the short to medium term, the increase in supply of public golf courses will exceed the increase in demand for such facilities. Our results of operations also could be affected by a number of additional competitive factors, including the availability of, and demand for, alternate forms of recreation.

Our operations and ventures will consist almost entirely of golf-related facilities. Accordingly, we are subject to the risks associated with holding investments that are concentrated in a specific segment of the hospitality industry. A decline in the popularity of golf-related services could adversely affect the value of our anticipated holdings, and could make it difficult to sell facilities in the future. In addition, real estate holdings (including long-term leaseholds) will be subject to risks typically associated with investments in real estate. Investments in real estate are relatively non-liquid and, therefore, will limit our ability to vary our portfolio of facilities in response to changes in industry and general economic conditions.

SEASONALITY OF DEMAND; FLUCTUATIONS IN QUARTERLY RESULTS. Our results will fluctuate as a result of a number of factors. Usage of our anticipated country club and golf facilities and resorts likely will decline significantly during the first and fourth quarters, when colder temperatures and shorter days reduce the demand for golf and golf-related activities. As a result of these factors, we anticipate that we will generate a disproportionate share of our revenues and cash flows in the second, third and fourth quarters of each year and have lower revenues and profits in the first quarter. The timing of purchases, sales, leases of facilities, or divestitures, may also cause our results of operations to vary significantly in otherwise comparable periods.

Our results can also be affected by non-seasonal and severe weather patterns. Periods of extremely hot, cold or rainy weather in a given region can be expected to reduce our golf-related revenue for that region. Similarly, extended periods of low rainfall can affect the cost and availability of water needed to irrigate our anticipated golf facilities and can adversely affect results for facilities in the region affected. Keeping turf grass conditions at a satisfactory level to attract play on golf courses requires significant amounts of water. Our ability to irrigate a course could be adversely impacted by a drought or other water shortage. A severe drought affecting a large number of properties could materially adversely affect our business and results of operations.

Conversely, floods caused by extreme rains may interrupt golf play at affected properties and result in property losses that may not be fully insured. We plan to carry comprehensive liability, fire, flood and extended insurance coverage, as applicable, on all of our properties. We believe that such policy specifications and insured limits will be customary for similar properties and plan to insure such facilities within industry standards. There are, however, losses of a catastrophic nature, such as those caused by wars, terrorist attacks or earthquakes, which may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our invested capital in and anticipated profits from that property.

INFLATION. Inflation is not anticipated to have a significant impact on this segment of our contemplated business operations. As operating costs and expenses increase, we generally will attempt to offset the adverse effects of increased costs by increasing prices in line with industry standards. However, we will be subject to the risks that our costs of operations will increase and we will be unable to offset those increases through increased dues, fees or room rates without adversely affecting demand. In addition to inflation, factors that could cause operating costs to rise include, among other things, increased labor costs, lease payments at our anticipated leased facilities, energy costs and property taxes.

EMPLOYEES

As of November 3, 2006, we had no paid employees. Further, on July 1, 2006, Mr. John Meeske began as our Chief Executive Officer and a Director, and on August 9, 2006, Mr. Nick Lopardo became our Chairman of the Board. We anticipate entering into additional employment agreements in the near future, including an Executive Vice President of Finance and a Chief Financial Officer. In addition, we and/or our affiliates, have entered into independent contractor relationships with persons and entities to facilitate the development of the Myriad-Tunica project and the implementation of our strategy. The success of our business is dependent in part on our ability to attract and retain experienced management and other employees on economic terms. We believe that our management will represent an important asset; however, we will position ourselves to the extent possible so that we are not dependent upon any single employee, or a small group of employees, whose loss would have a material adverse effect on us. Although we believe that our labor relations will be good, increased labor and benefit costs or deterioration in our labor relations could adversely affect our operating results.

INTELLECTUAL PROPERTY

We rely on trade secret laws and our contractual obligations with employees and third parties to protect our proprietary rights. Protection of our intellectual property is limited. Despite our efforts to protect our proprietary rights, it may be possible for a third party to copy or obtain and use our intellectual property without our authorization. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of these breaches.

We will generally enter into confidentiality and invention assignment agreements with our employees and consultants, and nondisclosure agreements with our vendors and strategic partners to limit access to and disclosure of our proprietary information. We cannot be certain that these contractual arrangements or the other steps taken by us to protect our intellectual property will prevent misappropriation of our property.

At this time, we do not have any trademarks or servicemarks filed with the US Patent and Tradmark Office. However, our affiliates intend to register various service marks, including the name "Myriad Botanical Resort" with the U.S. Patent and Trademark Office. We intend to apply with the U.S. Patent and Trademark Office for the registration of various other service marks. We regard our contemplated service marks as valuable assets and intend to protect such service marks vigorously against infringement.

DESCRIPTION OF PROPERTIES

Currently our corporate headquarters are located in Memphis, Tennessee.

On August 4, 2006, we entered into a lease agreement with MM Industrial Memphis, LLC providing for space for our new corporate headquarters. This space is approximately 6,500 square feet and is located at 2565 Horizon Lake Drive, Suite 110, Memphis, Tennessee 38133. Monthly rent is $4,725 and we have paid a security deposit of approximately $19,000. We plan to move into these new offices in the near future. We believe that our current facilities are adequate to meet our foreseeable requirements or that suitable additional or substitute space will be available at competitive local rental rates if necessary.

LEGAL PROCEEDINGS

    On June 26, 2006, Cordell Funding LLP, an entity engaged by us to assist us in providing real estate financings, filed a complaint against us in the Supreme Court of the State of New York, County of New York. The suit seeks damages in excess of $2.3 million for our alleged failure to pay Cordell a commitment fee pursuant to a commitment agreement, entered into in March 2006. We have been granted an extension to respond to the complaint by September 5, 2006. On September 22, 2006, we executed a Settlement and Mutual General Release with Cordell providing for the complete dismissal of the action by Cordell in the amount of $30,000.

Except as set forth above, we are not aware of any legal proceedings in which any director, officer or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of any such director, officer, affiliate of the Company, or security holder, is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

The following table sets forth the name, age and position of each of the members of our board of directors, executive officers and promoters as of November 3, 2006:

Our Board of Directors consists of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among directors and executive officers. We also have provided a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Scott Hawrelechko	42	Director

Nick Lopardo	59	Chairman

John Meeske	64	Director and Chief Executive Officer

Dr. Robert S. Ross	85	Director

Dale Cheek	52	Director

Fiona Sutton	52	Director

Paul Ma	54	Director

William J. Callnin	72	Director

Thomas V. Chema	59	Director

Jerry Anthony Wayne	55	Director

John M Daniel, Jr.	45	Director

 SCOTT HAWRELECHKO is our founder and has served as our President, Chief Executive Officer, Secretary and Chief Financial Officer and a Director since July 6, 2004. Effective July 1, 2006, Mr. Hawrelechko resigned as our Chief Executive Officer, and on August 8, 2006 resigned as our Chairman. Further, on November 1, 2006, Mr. Hawrelechko resigned as our Chief Financial Officer. Mr. Hawrelechko currently serves as the President and Chief Executive Officer of Myriad Golf Resort, Inc. Mr. Hawrelechko has more than 20+ years experience in the commercial contracting business as owner operator and prior to his position with the Company, Mr. Hawrelechko was a commercial contractor. In addition to his construction management expertise, Mr. Hawrelechko has been involved in construction and restaurant ventures, a marketing association and authored a book on marketing innovative ideas.

    NICHOLAS LOPARDO has been our Chairman of the Board since August 2006. From 2003 to present, Mr. Lopardo is the owner and managing partner of the North Shore Spirit, a minor league baseball team located in Lynn, Massachusetts. From 1987 to 2002, Mr. Lopardo worked at State Street Corporation holding various positions including Vice Chairman and was the Chairman and Chief Executive Officer of State Street Global Advisors, State Street Corporation’s money management firm. Under Mr. Lopardo’s guidance, State Street Global Advisors went from managing $18 billion in assets to $727 billion when he retired in 2001, helping grow State Street Global Advisors to be the 6th largest money management company in the world. From 1968 to 1986, Mr. Lopardo worked for Equitable Life and was a senior vice president upon leaving. Mr. Lopardo is the Board Chair of the Susquehanna University and has been inducted into that school’s Sports Hall of Fame. He serves on many business, schools and social service boards, including Perkin Elmer, Inc., the Salvation Army, USA Hockey Foundation and Boston Partners in Eduction. Mr. Lopardo graduated from Susquehanna University in 1968.

    JOHN MEESKE was appointed to the Board of Directors on May 16, 2006 and became our Chief Executive Officer on July 1, 2006. Prior to July 1, 2006, Mr. Meeske worked for ClubCorp, the nation’s largest private country club company (owner/operator of Pinehurst Resort & Club, Homestead Resort & Club, and Barton Creek Resort & Club to name a few). ClubCorp. hired hired John in the mid 1980’s following the sale of his two destination resorts to the company. John is a member of CAYUGA Hospitality Advisors, a consulting group of graduates and faculty members of the Cornell Hotel School, the founder and principal of Resorts & Clubs, Inc. and a member of the International Resort Management Association. Furthermore, he represents USA Partners in North Carolina and serves on the Board of the Downtown Development Corp. in Fayetteville, NC. John received his MBA from Michigan State University and is currently the Director of The Center for Resort and Club Management at Methodist College, NC, the nation’s first accredited Business and Liberal Arts Institution that is dedicated to Resort & Club Management Concentration.

DR. ROBERT S. ROSS has served as a Director since July 6, 2004. Dr. Ross currently serves as President of Environmental Structures, Inc., of Cleveland, Ohio, and Concept Development Institute, Inc., a nonprofit "think tank" located in Hudson, Ohio. Previously, Dr. Ross served as Manager of Aeromechanical Research and Development at the Goodyear Aerospace Corporation in Akron, Ohio. Dr. Ross has held many academic appointments including Director of The Guggenheim Institute in Akron, Ohio, where he taught as Special Lecturer in the Graduate School, was the first Director of the Instructional Television Network at the Case Western Reserve University, Cleveland, Ohio, and as Associate Professor at the University of Akron. Dr. Ross' latest efforts are in the field of giant "pressure stabilized cable structures", new materials and manufacturing methods. Dr. Ross received B.S., M.S. and Ph.D. degrees in Engineering.

DALE CHEEK has served as a Director since July 6, 2004. Mr. Cheek has served as President of HDC & Associates since 1992, and has more than 30 years experience in the construction industry and project development services. HDC specializes in providing services for project predevelopment through final construction.

    FIONNA SUTTON was appointed a Director on June 21, 2006. Ms. Sutton has been working in the entertainment and recreation industry since 1979, when she was named Chairman and Chief executive of Select Contracts Group gaining a wealth of high quality design, fit-out, business planning and operational experience in the global leisure industry, including theme parks, leisure resorts, water parks and indoor entertainment centers. While at Select Contracts Group, she helped design and build leisure, entertainment, sport and tourism destinations, with the client's operational requirements in mind. Ms. Sutton graduated as a civil/mechanical engineer in 1975 from Manchester University in the United Kingdom before working as a drilling engineer before joining Select Contracts Group.

    PAUL MA was appointed a Director on June 21, 2006. Paul Ma has long been involved in designing resorts around the world. Mr. Ma has helped create designs for the Royal Pacific Resort at Universal Orlando, a Loews Hotel, and Ikspiari, a thriving retail, dining and entertainment development at the heart of the Tokyo Disney Resort, and the design management of the re-branding and re-positioning of the Phoenix Seagaia Resort in Miyazaki, Japan. Mr. Ma has been the Creative Designer for many destination resorts in the Hawaiian islands, including Hotel Hana Maui, the Westin Maui and Hyatt Regency Maui, Marriott Kauai and Hilton Waikoloa Village. Mr. Ma has also worked with CRG Japan in creating a new brand of hotels in both facilities and protocols. He has designed concepts for new-build hotels in Omotesando, Shinjuku, Osaka, Hiroshima, Yokohama Bay Side Marina, the largest marina in Asia, and Minato Mirai, a futuristic new city area in central Yokohama.

    WILLIAM CALLNIN was appointed as a Director on June 21, 2006. Since 1990 to Present, Mr. Callnin has been Chairman and Managing Director of Cayuga Hospitality Advisors, Inc. (Cayuga), overseeing and directing day-to-day operations. Cayuga is an international network which markets the professional services of its 150 worldwide members, who provide a wide range of services to the hotel, resort, club, casino and foodservice industries. Mr. Callnin is Managing Director of Cayuga's Casino Gaming Group, an international gaming consultancy providing advice and counsel to casino developers and operators in the United States, Asia, Australia, Europe and the Caribbean. He is currently consulting as the casino expert in the development of a $360 million resort and casino on a 900-acre site in northeastern Pennsylvania. Upon licensing and opening of the casino to the public, Mr. Callnin will provide ongoing asset management services for the casino's owner. From 1978 to 1980 he was Vice President of Operations for Bally's Park Place Casino Hotel where he assisted in the planning, staffing, opening and operation of this $300 million project, with 512 guest rooms, 12 food, beverage and entertainment outlets, and a 60,000 sq. ft. casino, the total facility comprising 1.6 million sq. ft., with 4,200 individually licensed employees. Prior to Bally's, Mr. Callnin spent nine years as senior principal and Regional Director of Management Advisory Services for Laventhol & Horwath, based in Philadelphia. He was responsible for MAS operations in 14 states in the Mid-Atlantic and New England regions.

    THOMAS V. CHEMA was appointed as a Director on June 21, 2006. For the past decade, Chema has served as a voting member of the Hiram College Board of Trustees and has chaired the Institutional Advancement Committee, as well as being the President of Hiram College. In 1971, Chema joined the Cleveland based firm of Arter and Hadden and became a partner in 1979. In 1983, Chema resigned his position with Arter and Hadden to serve as executive director of the Ohio Lottery Commission. Two years later, he joined the Public Utility Commission of Ohio as executive director (PUCO). During his five year tenure with PUCO, Chema specialized in the knowledge of energy economics and regulation. He also served on the advisory board to the Electric Power Research Institute, the National Academy of Sciences Committee on Alternative Research and Development Strategies. After leaving PUCO, Chema rejoined Arter and Hadden as a partner in 1989. In 1990, Chema began an executive directorship with the Gateway Economic Development Corporation of Greater Cleveland. During his thirteen years with Gateway, Chema has overseen the financing and construction of two major public sports facilities, Gund Arena and Jacobs' Field. Chema graduated magna cum laude from the University of Notre Dame in 1968 and earned his juris doctorate from Harvard Law School in 1971.

    JERRY ANTHONY WAYNE was appointed a Director on June 21, 2006. From 2004 to Present, Mr. Wayne has been the Vice President of Sales and Marketing at the Greenbrier Resort in West Virginia. From 2001 until 2004, Mr. Wayne was the Executive Director of Sales and Marketing at the Galt House Hotel and Suites, The Executive Inn and the Executive West Hotels, Kentucky's three largest hotels. From 1981-2000, Mr. Wayne acted as Senior Vice President of Sales and Marketing, Hospitality and Attractions with Gaylord Entertainment, formerly known as the Opryland Hotel in Nashville, TN. With Opryland, he was also responsible for overseeing sales offices in Washington, D.C., New York, Chicago, Orlando and Dallas. Mr. Wayne has been involved since the conception of Myriad, providing opening sales and marketing budget.

    JOHN M. DANIEL JR. was appointed as a Director on June 21, 2006. Mr. Daniel founded USA Partners Sports Alliance (USAP) in 2002 as the Managing Principal. USAP is a resource organizer of grants and resources of some of the largest sports organizations in America with a purpose of developing multi-purpose sports complexes around the Country. Mr. Daniel founded TourTurf, and was most recently head of construction and design for the First Tee, which is a national program to make golf accessible to children of all socio-economic backgrounds. He has participated in the design and development of over 100 golf facilities throughout the United States. Prior to his involvement with The First Tee, Mr. Daniel was the Executive Director of the Hiawatha Golf Project. Mr. Daniel is a former PGA Professional, as well as a golf instructor.

Code of Ethics

 We have not yet adopted a Code of Ethics for our senior management pursuant to the requirements of the Sarbanes-Oxley Act of 2003 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by the Company during 2004 and 2005, to those persons who were employed during such year as (i) the chief executive officer and (ii) an executive (other than the chief executive officer) whose annual compensation exceeded $100,000.

Name and Principal Position	Year	Annual Compensation
Scott Hawrelechko (1)	2005	$ 0
Founder and Director	2004	$ 0

  (1) Mr. Hawrelechko became our Chairman and Chief Executive Officer effective July 6, 2004 at the closing of the change in control transaction involving the issuance of 22,000,000 shares of the Company's common stock to Mr. Hawrelechko. Mr. Hawrelechko resigned as our Chief Executive Officer and Chairman in July and August, respectively. Mr. Hawrelechko has also resigned as our Chief Financial Officer on November 1, 2006.

    Mr. Meeske became our Chief Executive Officer on July 1, 2006. Pursuant to Mr. Meeske's employment agreement, he is to reveive a base salary of $250,000 per year, which shall accrue and be paid upon the the Company receiving $5 million in financing.

    Mr. Lopardo became our Chairman on August 9, 2006. Pursuant to Mr. Lopardo's employment agreement, he is to receive a base salary of $400,000 per year upon the Company's receipt of at least $5 million in financing.

    There were no option grants during 2005. Effective with the closing of the change in control transaction on July 6, 2004 involving the issuance of 22,000,000 shares of the Company's Common Stock to Mr. Hawrelechko, all options previously granted to Mr. Dabich and Ms. Smith, former employees of the Company, were cancelled. Accordingly, we have not included any further information regarding individual grants of stock options during fiscal 2004 and 2005 to each of the named executive officers.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS:

BOARD OF DIRECTORS

During the year ended December 31, 2005, there were no formal meetings of the Company's Board of Directors. Other actions in 2005 were conducted by means of unanimous written consents on 19 separate instances. In order to facilitate the various functions of the Board of Directors, the Board of Directors has created an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the entire Board of Directors. Each director attended all meetings of the Board (or executed written consents in lieu thereof) and the committee on which he or she was/is a member during 2004 and 2005.

AUDIT COMMITTEE

     We currently do not have members for our audit committee. We hope to nominate members in the near future.

COMPENSATION COMMITTEE

    We currently do not have members for our compensation committee. We hope to nominate members in the near future.

DIRECTOR COMPENSATION

Directors who are also employees and/or officers of the Company do not receive any additional compensation in connection with their service on the Company's Board of Directors or committees of the Board of Directors. In addition, the Company currently does not have any specific compensation arrangement to pay non-employee Directors for service on the Company's Board of Directors although the Company anticipates that it may develop such a program in the future consisting of cash, stock, and/or a combination of cash and stock, to compensate non-employee Directors for attending meetings of the Board and/or committees of the Board in person and/or telephonically. Upon appointment to the board, each director received 25,000 shares of our restricted common stock.

EMPLOYMENT AND CONSULTING AGREEMENTS

    On February 6, 2006, we entered into an employment agreement with Mr. John Meeske, our Chief Executive Officer and a Director. The term of the agreement is for three years, and may be extended for two, three year terms. Mr. Meeske shall earn a base salary of $250,000 per year, payable upon the Company securing $5 million in financing. Accordingly, upon effectiveness of this registration statement, we will begin to pay Mr. Meeske’s salary, and options to purchase up to 6,000,000 shares of common stock, 2,000,000 of which are deemed to be beneficially owned. In addition, Mr. Meeske is entitled to an annual incentive bonus and will be issued 1 million shares of restricted common stock. Also, Mr. Meeske will assist the Company in identifying and retaining new employees, as well as assisting in structuring their compensation package including the issuances of shares of common stock.

    On August 9, 2006, we entered into an employment agreement with Mr. Nick Lopardo, our Chairman of the Board. The term of the agreement is for three years. Mr. Lopardo shall earn a base salary of $400,000 per year, payable upon the Company securing $5 million in financing. Accordingly, upon effectiveness of this registration statement, we will begin to pay Mr. Lopardo’s salary. Further, Mr. Lopardo may be entitled to receive certain financing bonuses equal to 2% of the total proceeds raised in a debt financing and 3% of the total proceeds raised in an equity financing. Further, Mr. Lopardo is entitled to receive an annual incentive bonus. Moreover, Mr. Lopardo shall receive a total of six million shares of our restricted common stock.

    On October 13, 2006, we executed a Consulting Agreement with Mr. Larson Elmore, our project manager. Pursuant to the Agreement, Mr. Elmore is to provide certain management services and advice to us in connection with our Myriad-Tunica project. Mr. Elmore is to receive $150,000 per year for four years; such amount to accrue until we have sufficient funds to pay him. Further, Mr. Elmore is to receive a development fee equal to one and a half percent of the total amount received pursuant to one or more loans for the construction and development of the project.

STOCK OPTION PLANS

2000 Incentive Stock Plan. Our 2000 stock plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants to acquire shares of common stock. The purposes of the 2000 stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our board of directors originally adopted the 2000 stock plan in December 2000 and our stockholders adopted the 2000 stock plan in July 2005. Unless terminated earlier by the board of directors, the 2000 stock plan will terminate in December 2010.

As of December 31, 2005, there were no options to purchase shares of common stock outstanding. No shares had been issued upon exercise of outstanding options, and 5,000,000 shares remain available for future grant under the 2000 stock plan.

The 2000 stock plan may be administered by the board of directors, a committee appointed by the board of directors or a combination of the board of directors and a committee, as determined by the board of directors. The administrator determines the terms of options granted under the 2000 stock plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual receive option grants for more than 500,000 shares of common stock under the 2000 stock plan in any fiscal year. Incentive stock options granted under the 2000 stock plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of such fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Nonstatutory stock options granted under the 2000 stock plan will have an exercise price as determined by the administrator. Payment of the exercise price may be made in cash or such other consideration as determined by the administrator.

The administrator determines the term of options, which may not exceed 10 years or 5 years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock. No option may be transferred by the optionee other than by will or the laws of descent or distribution, provided, however, that the administrator may in its discretion provide for the transferability of nonstatutory stock options granted under the 2000 stock plan if the common stock is listed or approved for listing on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc. Each option may be exercised during the lifetime of the optionee only by such optionee or permitted transferee. The administrator determines when options become exercisable. Options granted under the 2000 stock plan generally must be exercised within 3 months after the termination of the optionee's status as an employee, director or consultant of the Company, within 6 months if such termination is due to the disability of the optionee, or within 12 months if such termination is due to the death of the optionee, but in no event later than the expiration of the option's term.

In the event of our merger with or into another corporation, the successor corporation may assume each option and outstanding stock purchase right or may substitute an equivalent option or stock purchase right. However, if the successor corporation does not agree to this assumption or substitution, the option or stock purchase right will terminate. The board of directors has the authority to amend or terminate the 2000 stock plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, we will obtain requisite stockholder approval for any action requiring stockholder approval under the applicable law.

In addition to stock options, the administrator may issue stock purchase rights under the 2000 stock plan to employees, directors and consultants. The administrator determines the number of shares, price, terms, conditions and restrictions related to a grant of stock purchase rights and the purchase price of a stock purchase right granted under the 2000 stock plan. The administrator also determines the period during which the stock purchase right is held open, but in no case shall such period exceed 30 days. Unless the administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting an option to repurchase the unvested shares at cost upon termination of such recipient's relationship with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of November 30, 2006 by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock; (ii) each director; and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of November 30, 2006, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 43,460,071 shares of common stock outstanding.

Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Myriad Entertainment and Resorts, Inc., 2562 Horizon Lake Drive, Suite 110, Memphis, Tennessee 38133.

Name of Shareholder	Number of Shares	Percent of Common Stock
Scott Hawrelechko**	7,000,000	16.1%

John Meeske(1)	3,025,000	6.9%

Nick Lopardo (2)	0	*

Dr. Robert S. Ross	100,000	*

Dale Cheek	100,000	*

Fiona Sutton	25,000	*

Paul Ma	25,000	*

William J. Callnin	25,000	*

Thomas V. Chema	25,000	*

Jerrry Anthony Wayne	25,000	*

John M. Daniel, Jr.	25,000	*

Whitmore Trust (3)	3,587,500	8.3%

All executive officers and directors as a group (12 persons)	20,962,500	48.2%

* Less than one percent.

**Mr. Hawrelechko resigned from all executive officer positions with the company and, as previously agreed, returned approximately 8,963,131 shares of common stock to the Company's treasury. Mr. Hawrelechko remains as a director of the Company.

(1) Consists of (i) 1,025,000 shares of common stock and (ii) 2,000,000 shares of common stock underlying stock options.

(2) Pursuant to Mr. Lopardo's Employment Agreement, we are entitled to issue him up to 6,000,000 shares of our Restricted Common Stock.

(3) Includes options to purchase 3,587,500 shares immediately exercisable from Charles R. Cronin, Jr. and/or affiliates. Mr. Larson, our project manager, is a trustee of the Whitmore Trust and as such has the voting and dispositive power of these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Effective with the closing of the change in control transaction on July 6, 2004, we issued to Mr. Hawrelechko 22,000,000 shares. Mr. Hawrelechko is our controlling shareholder by virtue of his direct shareholdings and his power to vote and dispose of his shares. In addition, Mr. Hawrelechko is the former President and Chief Executive Officer of Myriad Golf Resort, Inc., a Alberta, Canada corporation that has funded approximately $2,000,000 in pre-development costs associated with the Myriad-Tunica project. Mr. Hawrelechko is accountable to the Company as a fiduciary and, consequently, must exercise good faith and integrity in handling the business of the Company. Nevertheless, in the conduct of the Company's business, actual or potential conflicts of interest may arise between and among the interests of the Company, Myriad-Tunica and Myriad Golf Resort, Inc. ("Myriad-Golf"). Any conflicts between us and Myriad Golf will be resolved by our independent Directors. Mr. Hawrelechko has resigned from all positions with the Company, but remains a Director.

Myriad Golf, an affiliate of Mr. Hawrelechko, entered into a Consulting Services Agreement with Whitfield & Associates, LLC, providing for the payment of the principal sum of $400,000 over a three-year term commencing December 2003 and certain other development fees, which agreement replaces an existing December 2002 contract between the parties, pursuant to which Myriad Golf has paid Whitfield the sum of $100,000. Myriad Golf engaged Whitfield to secure a land lease and the services of engineering, architectural, construction, marketing, entertainment, and other parties necessary to secure a development permit for the contemplated Myriad-Tunica project. Whitfield & Associates, LLC is an affiliate of the Whitmore Trust, the holder of options to acquire up to 3,587,500 shares of the Company's Common Stock from Mr. Cronin and/or affiliates.

Environmental Structures Inc. (ESI) has conducted meetings with certain engineering and construction firms (including Allen & Hoshall and Hardaway Construction) related to climate-controlled environment dome fabrication, joining details of domes and the attachments of the domes to fixed structures (hotel, casino, convention center) for the contemplated Myriad-Tunica project. Dr. Ross, a Director of the Company, is the President of ESI.

    On October 13, 2006, we executed a Consulting Agreement with Mr. Larson Elmore, our project manager. Pursuant to the Agreement, Mr. Elmore is to provide certain management services and advice to us in connection with our Myriad-Tunica project. Mr. Elmore is to receive $150,000 per year for four years; such amount to accrue until we have sufficient funds to pay him. Further, Mr. Elmore is to receive a development fee equal to one and a half percent of the total amount received pursuant to one or more loans for the construction and development of the project.

On October 13, 2006, we issued an eight percent (8%) Convertible Debenture and Warrant to Mr. Larson Elmore. The Debenture is in the principal face amount of $1,050,000, subject to certain conditions, and is due on or before October 13, 2007. The Conversion price of the Debenture is $0.10 per share. Mr. Elmore was granted certain registration rights relating to the shares of common stock underlying the Debenture. Further, we issed to Mr. Elmore a five-year warrant to purchase 5,000,000 shares of our common stock at varying exercise prices between $0.30 and $3.00 per share.

In January 2003, Myriad Golf entered into a Myriad-Tunica Management Agreement with HDC & Associates providing for payment of $20,000 monthly during the construction period of the contemplated Myriad-Tunica project. Mr. Cheek, a Director of the Company, is the President of HDC & Associates.

DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 300,000,000 shares of common stock, par value of $0.001 per share, of which 43,460,071 issued and outstanding as of November 10, 2006 and 5,000,000 shares of Preferred Stock authorized with no shares issued or outstanding. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

TRANSFER AGENT

The transfer agent and registrar for the Company's Common Stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas, 75034.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are 14,048,903 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 29,411,168 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING SECURITYHOLDER

We agreed to register for resale shares of common stock by the selling securityholder listed below. The selling securityholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholder and we have not independently verified this information. The selling securityholder are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling securityholder has held any position or office with us, nor are any of the selling securityholder associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling securityholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering
Dutchess Private Equities Fund, LP (2)	9,000,000	9,000,000	0

(1)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund II, LP.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On May 12, 2006, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, LP (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, upon effectiveness of this regisrtation statement, Dutchess is contractually obligated to purchase up to $20,000,000 of the Company’s Stock over the course of 18 months (“Line Period”), after a  registration statement has been declared effective (“Effective Date”). The amount that the Company shall be entitled to request from each of the purchase “Puts”, shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S market only) (“ADV”), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date.  The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put.  During this time, the Company shall not be entitled to deliver another Put Notice.

The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price.  The Minimum Acceptable Price is defined as ninety percent (90%) of the closing bid price of the common stock for the ten (10) trading days prior to the Put Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

PLAN OF DISTRIBUTION

The selling securityholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales after this registration statement becomes effective;

• broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

• through the writing of options on the shares;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling securityholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling securityholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholder. The selling securityholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

The selling securityholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling securityholder acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholder use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholder.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The financial statements of Myriad Entertainment & Resorts, Inc. as of and for the years ended from December 31, 2005 and 2004, appearing elsewhere in this prospectus have been audited by Moore Stephens Frost, our Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein. Additionally, the financial statements of Myriad Entertainment and Resorts, Inc. as of and for the nine month periods ended September 30, 2006 and 2005, appearing elsewhere in the prospectus have been reviewed by Moore Stephens Frost as set forth in their report thereon appearing elsewhere herein. Both reports include an explanatory paragraph regarding Myriad Entertainment and Resorts ability to continue as a going concern are included in reliance upon the authority of Moore Stephens Frost as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(FORMERLY SYNERGY 2000, INC.)

December 31, 2005

Consolidated Financial Statements

With

Report of Independent Registered Public Accounting Firm

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES

September 30, 2006

Consolidated Financial Statements (Unaudited)

With

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Board of Directors
Myriad Entertainment and Resorts, Inc.
and Subsidiaries
Edmonton, Alberta Canada

We have audited the accompanying consolidated balance sheet of Myriad Entertainment and Resorts, Inc. and Subsidiaries (formerly Synergy 2000, Inc., the “Company”) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and has a retained deficit from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 9. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Certified Public Accountants

Little Rock, Arkansas
March 20, 2006

The accompanying notes are an integral part of these consolidated financial statements.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Consolidated Balance Sheet

December 31, 2005

Assets

Current assets
Cash	$68,894
Due from shareholder	28,332
Due from related party	53,500
Total current assets	150,726

Investment in Myriad World Resorts of Tunica, LLC	-

Equipment	2,018

Total assets	$152,744

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$463,933
Accrued liabilities	14,013
Due to related parties	251,158
Accrued interest	134,422
Short-term borrowings	21,890
Total current liabilities	885,416

Stockholders' deficit
Common stock, par value $.001; authorized 300,000,000
shares; issued and outstanding 40,702,467 shares	40,702
Additional paid-in capital	2,603,369
Accumulated deficit	(3,376,743)
Total stockholders' deficit	(732,672)

Total liabilities and stockholders' deficit	$152,744
The accompanying notes are an integral part of these consolidated financial statements.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Consolidated Statement of Operations

For the Years Ended December 31, 2005 and 2004

	2005	2004

Operating revenues	$ -	$ -

Operating expenses
Stock issued for services	106,500	129,000
Professional fees	159,480	132,387
Management fees - related party	197,511	164,232
Insurance	-	16,228
Other expenses	40,082	7,105
Total operating expenses	503,573	448,952

Net loss from operations	(503,573)	(448,952)

Other income (expenses)
Interest expense	(48,144)	(92,801)
Equity in loss of Myriad - Tunica	(87,966)	(112,034)
Loss on disposal of equipment	-	(3,035)
Other	(46)	27,326
Total other expenses	(136,156)	(180,544)

Net loss before income taxes	(639,729)	(629,496)

Income tax benefit	-	-

Net loss	$(639,729)	$(629,496)

Net loss per common share:
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)

Weighted average shares outstanding:
Basic	39,372,093	26,986,037
Diluted	39,372,093	26,986,037
The accompanying notes are an integral part of these consolidated financial statements.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Consolidated Statement of Stockholders’ Deficit

For the Years Ended December 31, 2005 and 2004

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance - January 1, 2004	16,107,133	$16,107	$1,494,414	$(2,107,518)	$(596,997)

Stock issued for interest in Myriad
World Resorts of Tunica, LLC	22,000,000	22,000	178,000	-	200,000

Stock issued for services rendered	300,000	300	128,700	-	129,000

Management forgiveness of
accrued but unpaid salaries	-	-	226,650	-	226,650

Net loss	-	-	-	(629,496)	(629,496)

Balance - December 31, 2004	38,407,133	38,407	2,027,764	(2,737,014)	$(670,843)

Stock issued for services rendered	355,000	355	106,145	-	106,500

Stock issued	1,940,334	1,940	469,460	-	471,400

Net loss	-	-	-	(639,729)	(639,729)

Balance - December 31, 2005	40,702,467	$40,702	$2,603,369	$(3,376,743)	$(732,672)
The accompanying notes are an integral part of these consolidated financial statements.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Consolidated Statement of Cash Flows

For the Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net loss	$ (639,729)	$ (629,496)
Adjustments to reconcile net loss to net cash
provided (used) by operating activities
Depreciation	-	1,584
Equity in loss of Myriad - Tunica	87,967	112,034
Stock issued for services	106,500	129,000
Loss on disposal of fixed assets	-	3,035
Changes in operating assets and liabilities
Due from shareholder	(28,332)	-
Accounts payable	7,857	120,429
Accrued liabilities	14,013	-
Accrued interest	44,807	92,738
Net cash provided (used) by operating activities	(406,917)	(170,676)

Cash flows from investing activities
Purchase of equipment	(2,018)	-
Net cash provided (used) by financing activities	(2,018)	-

Cash flows from financing activities
Stock issued	471,400	-
Repayments of short-term borrowings	(8,663)	(13,972)
Net borrowings from related party	15,092	182,566
Net cash provided (used) by financing activities	477,829	168,594

Net increase (decrease) in cash	68,894	(2,082)

Cash – beginning of year	-	2,082

Cash – end of year	$68,894	$-

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,337	$3,186

Supplemental disclosure of non-cash activities
Additional paid-in capital provided from forgiveness of
accrued salaries	$-	$226,650

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2005 and 2004
1.	Summary of Significant Accounting Policies

This summary of significant accounting policies of Myriad Entertainment and Resorts, Inc. (formerly Synergy 2000, Inc., the “Company”) and its subsidiaries is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States, and industry practices, and have been consistently applied in the presentation of the consolidated financial statements.

a.
Organization and business - Effective July 6, 2004, pursuant to the terms of the Securities Purchase Agreement dated June 22, 2004, the Company acquired a 33% interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company in exchange for the issuance of 22 million shares of common stock. Concurrent with this transaction, the Company changed its name to Myriad Entertainment and Resorts, Inc. and began implementing its new business plan of capitalizing on opportunities to enhance the sustained value of destinations and properties in high-potential growth markets through its creation of unique, world-class travel and leisure experiences. The Company plans to build and develop resort developments using a series of public and private equity and debt financings.

b.
Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries, Infinity Technology Solutions, Inc. and Statewide General Synergy S2K, Inc. The subsidiaries were all inactive for the years ended December 31, 2005 and 2004.

c.
Cash equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2005, the Company had no cash equivalents.

d.
Investment in Myriad World Resort of Tunica, LLC - The Company accounted for their equity investment in Myriad World Resorts of Tunica, LLC (“Myriad - Tunica”) at the date of acquisition based on the fair value of the shares issued, as discussed in Note 2. Subsequent to the investment the Company has recognized their pro rata portion of the losses incurred by Myriad - Tunica. At December 31, 2005, this investment has been reduced to zero.

e.
Depreciation - The Company’s equipment is depreciated using the straight-line method. Depreciation expense totaled $1,584 for the year ended December 31, 2004. There was not any depreciation expense for the year ended December 31, 2005. The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

f.	Revenue recognition - The Company did not earn any revenue during the years ended December 31, 2005 or 2004.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

1. Summary of Significant Accounting Policies (cont.)

g.
Management fees - Management fees represent amounts due to Myriad Golf Resorts, Inc., (a 1% partner in Myriad - Tunica and a company in which Mr. Scott Hawrelechko is the majority shareholder and for which he also serves as the President and Chief Executive Officer, “Myriad -Golf”) for costs incurred by Myriad - Golf on behalf of the Company.

h.
Income taxes - The Company provides for income taxes based on the liability method. No benefit for income taxes has been recorded for net operating loss carryforwards that may offset future taxable income because management has concluded that it is more likely than not that those benefits will not be realized.

i.
Use of estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

j.
Accounting for stock-based compensation - The Company accounts for its stock-based compensation under APB Opinion No. 25, “Accounting for Stock issued to Employees”, as more fully described in Note 6. The Company applies SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123,” as required for disclosure purposes. SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose pro forma effects on earnings as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

k.
New accounting pronouncements - In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

2.	Investment in Myriad World Resorts of Tunica, LLC

On July 6, 2004, the Company acquired a 33% interest in Myriad - Tunica, through the exchange of 22,000,000 shares of the Company’s common stock. The acquisition was accounted for as an investment and has been valued based on the Company’s stock price during the period prior to the acquisition, adjusted for a significant blockage discount based on the minimal trading volume for the Company’s stock. This resulted in a fair value of $200,000. To date, Myriad - Tunica’s activities have involved obtaining approval from the Mississippi Gaming Commission for its gaming site and site development plan, securing contractual rights to a development site and management contracts associated with Myriad - Tunica’s planned development. The cost of these planning efforts has been paid by Myriad - Golf. Through December 31, 2005, certain direct and allocated expenses in the amount of $976,525 have been charged to Myriad - Tunica by Myriad - Golf. The Company has recognized their pro rata portion of the operating results of Myriad - Tunica, since the date of acquisition.

Summarized financial data for the operations of Myriad - Tunica for the year ended December 31, 2005 are as follows:

Financial position
Total assets	$-
Current liabilities	976,525
Long-term debt	-
Net equity	(976,525)

Results of operations
Operating revenues	$-
Operating loss	(345,318)
Net loss	(345,318)

The following table summarizes the status and results of the Company’s investment in Myriad - Tunica as of December 31, 2005.

Beginning investment	$ 200,000
Equity in losses	(200,000)

Ending investment	$-

3.	Short-Term Borrowings

At December 31, 2005, the Company had $21,890 outstanding under a short-term credit agreement with a financial corporation. The maximum borrowings under this agreement are $40,000, which are payable on demand. The credit agreement is unsecured and bears interest at 13.24%.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

4.	Accrued Interest

The Company had $134,422 of accrued interest outstanding at December 31, 2005. This amount is related to an outstanding payable due to the Company’s attorney and is calculated based on the terms of a fee arrangement agreed to by both parties.

5.	Income Taxes

The income tax provision (benefit) consists of the following:
	2005	2004

Current	$-	$-
Deferred	-	-

	$-	$-
The income tax provision (benefit) differs from that which would result from applying statutory rates to the net loss before taxes as follows:

	2005	2004
Income tax benefit computed at the Statutory
Federal and State Income Tax Rates	$(217,000)	$(214,000)

Net operating loss income tax benefits not
recognized	217,000	214,000

	$-	$-
The use of the liability method of accounting for income taxes requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not, that some portion or all of the deferred tax assets will not be realized. Whether a deferred tax asset will be realized depends upon sufficient future taxable income and consideration of limitations on the ability to utilize net operating loss carryforwards and other tax attributes.

At December 31, 2005, the Company has net operating loss carryforwards estimated to be approximately $2.2 million for income tax purposes which are set to expire from 2019 through 2023. Upon completion of the Company’s income tax returns for the year ended December 31, 2005, there may be adjustments to this estimate of the carryforwards. A valuation allowance has been established for the entire net deferred tax asset balance until such time as it is more likely than not that the deferred tax assets will be realized.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Notes to Consolidated Financial Statements

December 31, 2005 and 2004
5. Income Taxes (cont.)

No income taxes were paid for the years ended December 31, 2005 and 2004. The effective tax rate for these periods is different than the statutory federal tax rate of 34% due to the establishment of a valuation allowance relating to the deferred tax assets.

6.	Contingencies

The Company is contingently liable to satisfy an obligation to a shareholder and former employee in the amount of approximately $165,000 as of December 31, 2005, in the event that a third party does not satisfy this obligation in accordance with an agreement reached between the two parties.

7.	Stockholders’ Equity

There are 300,000,000 shares of $.001 par value common stock authorized of which 40,702,467 were outstanding at December 31, 2005. At December 31, 2005, the Company had 5,000,000 common shares reserved for issuance in connection with the 2000 Stock Incentive Plan.

Effective July 6, 2004, pursuant to the terms of the Securities Purchase Agreement dated June 22, 2004 with Mr. Hawrelechko, the Company increased its authorized shares from 25,000,000 to 300,000,000 and exchanged 22,000,000 shares, representing control of the Company, in consideration for the sale, transfer and assignment by Mr. Hawrelechko of certain assets including a 33% interest in Myriad - Tunica. In addition, the Company increased its authorized preferred stock to 5,000,000 shares. None of these preferred shares have been issued and there was no preferred stock authorized prior to the authorization noted above.

During the year ended December 31, 2005, the Company made stock grants to various service providers totaling 355,000 shares at a market price of $.30 per share. This resulted in the recognition of $106,500 of expense for the year ended December 31, 2005.

During the year ended December 31, 2004, the Company made stock grants to directors for services totaling 200,000 common shares and 100,000 common shares were granted to a vendor for services. The total compensation cost for these stock grants, which was measured based on the trading price for the Company’s common stock on the date of issuance was $129,000, which has been recorded in the consolidated statement of operations for the year ended December 31, 2004.

In December 2000, the Company implemented a stock incentive plan for non-employee directors and consultants, officers and key employees which provides for the issuance of qualified and nonqualified options, as determined by the administrator at the time of grant. The Board of Directors determines the option price at the date of grant. The options generally expire ten years from the date of grant and are exercisable over the period stated in each option. In conjunction with the July 6, 2004 transaction noted above, all previously issued stock options were cancelled and the Board of Directors approved increasing the shares reserved under the Stock Incentive Plan to 5,000,000 shares. There were no options outstanding and no option activity for the year ended December 31, 2005.

MYRIAD ENTERTAINMENT AND RESORTS, INC.
AND SUBSIDIARIES
(Formerly Synergy 2000, Inc.)

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

8.	Related Party Transactions

Certain accounting, administrative and management functions are being provided by Myriad - Golf, a related party. A management fee is charged to the Company by Myriad - Golf as remuneration for these costs. Expenses paid for by Myriad - Golf generally consist of salaries and related benefits, professional fees, legal fees, and other miscellaneous overhead costs. Allocations of certain costs are determined based on the direct nature of the charge. The remaining overhead costs are allocated based on management’s determination of the entity benefiting from the costs incurred. The Company believes that such allocation methods are reasonable. Management fees charged to the Company by Myriad - Golf were $197,511 and $164,232 for the years ended December 31, 2005 and 2004, respectively.

In addition to the above, Myriad - Golf provided funding in order for the Company to remain current on paying normal expenses. The total amount due to Myriad -Golf, which includes unpaid management fees and cash advances, as of December 31, 2005 was $251,158. In addition, the Company had $53,500 due from Myriad - Tunica at December 31, 2005.

Mr. Hawrelechko, the majority shareholder, Chief Executive Officer and Chief Financial Officer of the Company, has the ability to control substantially all significant matters presented to the Company’s shareholders for a vote. Due from shareholder represents advances to Mr. Hawrelechko, for future work related expenses of $28,332.

9.	Capital Resources

The accompanying consolidated financial statements have been presented in conformity with accounting principles generally accepted in the United States, which contemplates continuation of the Company as a going concern. However, the Company has a significant working capital deficiency and has incurred operating losses since its formation. Management believes that actions presently being taken will provide for the Company to continue as a going concern.

As discussed previously, effective July 6, 2004, the Company issued to Mr. Hawrelechko an aggregate of 22,000,000 shares of the Company’s common stock, representing control of the Company, in exchange for certain assets, including a 33% interest in Myriad - Tunica. Immediately following the closing, the Company implemented the Myriad business plan. Myriad - Tunica was organized to build resort developments using a series of public and private equity and debt financing, but there can be no assurance that the requisite financing can be secured and on terms reasonably satisfactory to management or that the execution of Myriad - Tunica’s business plan will be successful.

Although the Company feels the investment in Myriad - Tunica will return the Company to profitability, there can be no assurance of the success of any of the above referenced plans.

10.	Earnings Per Share

The following table sets for the computation of basic and diluted earnings per share (EPS):
	2005	2004
Numerator
Net loss	$(639,729)	$(629,496)

Denominator
Weighted-average shares outstanding	39,372,093	26,986,037

Basic loss per share	$(0.02)	$(0.02)

Diluted loss per share	$(0.02)	$(0.02)

The effect of all potential common shares related to the Company’s Stock Incentive Plan is anti-dilutive in the calculation of diluted loss per share and, therefore, have been excluded from the calculation.

11.	Subsequent Event

On February 4, 2006, the Company sold 433,334 shares of common stock to eight accredited investors resident in the province of Alberta, Canada for $130,000. In addition, on March 20, 2006, the Company sold 687,000 shares of common stock to fourteen accredited investors resident in Canada for $206,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Myriad Entertainment and Resorts, Inc.
and Subsidiaries
Memphis Tennessee

We have reviewed the accompanying consolidated balance sheet of Myriad Entertainment and Resorts, Inc. and Subsidiaries as of September 30, 2006, and the related statements of operations, stockholders' deficit and cash flows for the three and nine-month periods then ended. These interim consolidated financial statements are the responsibility of the management of the Company.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the interim consolidated financial statements referred to above in order for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has incurred significant losses from operations and has an accumulated deficit from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 11. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Moore Stephens Frost
Certified Public Accountants

Little Rock, Arkansas
November 20, 2006

MYRIAD ENTERTAINMENT AND RESORTS, INC.
                                AND SUBSIDIARIES

                     Consolidated Balance Sheet (Unaudited)

                               September 30, 2006

Assets
------

Current assets
Cash                                                   $         -
                                                       ------------
Total current assets                                             -
                                                       ------------

Equipment                                                    2,018
                                                       ------------

Other long-term assets
Due from Myriad Golf Resorts, Inc.                         361,280
Due from shareholder                                        39,771
                                                       ------------
Total long-term assets                                     401,051
                                                       ------------

Total assets                                           $   403,069
                                                       ============

Liabilities and Stockholders' Deficit
-------------------------------------

Current liabilities
Accounts payable                                           532,960
Accrued liabilities                                        180,680
Short-term borrowings                                       16,120
Accrued legal fees, including interest                     725,249
Convertible Debenture                                    1,050,000
                                                       ------------
Total current liabilities                                2,505,009
                                                       ------------

Stockholders' deficit
Common stock, par value $.001; authorized 300,000,000
shares; issued and outstanding 46,448,486 shares            46,448
Additional paid-in capital                               5,383,527
Accumulated deficit                                     (7,531,915)
                                                       ------------
Total stockholders' deficit                             (2,101,940)
                                                       ------------

Total liabilities and stockholders' deficit            $   403,069
                                                       ============

See accountants' review report and accompanying consolidated notes.

                     MYRIAD ENTERTAINMENT AND RESORTS, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                       Nine Months      Nine Months      Three Months     Three Months
                                          Ended            Ended            Ended            Ended
                                       September 30,    September 30,    September 30,    September 30,
                                           2006             2005             2006             2005
                                      ---------------  ---------------  ---------------  ---------------
Operating revenues
Fees billed                           $            -   $            -   $            -   $            -
                                      ---------------  ---------------  ---------------  ---------------
Total operating revenues                           -                -                -                -
                                      ---------------  ---------------  ---------------  ---------------

Operating expenses
Salaries                                     171,867                -           67,700                -
Stock issued for services                    369,250          106,500                -                -
Professional fees                            852,544          118,676          541,681           65,358
Management fees - related party              484,892          148,156          303,057           42,837
Other expenses                               928,165           33,309          867,199           12,966
                                      ---------------  ---------------  ---------------  ---------------
Total operating expenses                   2,806,718          406,641        1,779,637          121,161
                                      ---------------  ---------------  ---------------  ---------------

Net loss from operations                  (2,806,718)        (406,641)      (1,779,637)        (121,161)
                                      ---------------  ---------------  ---------------  ---------------

Other expenses
Interest expense                          (1,090,846)         (35,332)      (1,063,775)         (11,261)
Equity in loss of Myriad - Tunica           (257,608)         (80,175)               -          (15,023)
                                      ---------------  ---------------  ---------------  ---------------
Total other expenses                      (1,348,454)        (115,507)      (1,063,775)         (26,284)
                                      ---------------  ---------------  ---------------  ---------------

Net loss before income taxes              (4,155,172)        (522,148)      (2,843,412)        (147,445)

Income tax benefit                                 -                -                -                -
                                      ---------------  ---------------  ---------------  ---------------

Net loss                              $   (4,155,172)  $     (522,148)  $   (2,843,412)  $     (147,445)
                                      ===============  ===============  ===============  ===============

Net loss per common share:
    Basic                             $        (0.09)  $        (0.01)  $        (0.06)  $        (0.00)
    Diluted                           $        (0.09)  $        (0.01)  $        (0.06)  $        (0.00)

Weighted average shares outstanding:
   Basic                                  43,801,870       39,138,659       46,325,556       39,703,426
   Diluted                                43,801,870       39,138,659       46,325,556       39,703,426

See accountants' review report and accompanying consolidated notes.

                     MYRIAD ENTERTAINMENT AND RESORTS, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (UNAUDITED)

                     FOR THE PERIOD ENDED SEPTEMBER 30, 2006

                                                   Additional                      Total
                               Common Stock         Paid-in     Accumulated    Stockholders'
                           ---------------------
                           Shares        Amount     Capital      Deficit          Deficit
                           ------------  -------  -----------  -------------  ---------------

Balance - January 1, 2006    40,702,467  $40,702  $ 2,603,369  $ (3,376,743)  $     (732,672)

Stock issued for cash         4,471,019    4,471    1,362,183             -        1,366,654

Stock issued for services     1,275,000    1,275      367,975             -          369,250

Benefical conversion
feature associated with
convertible debenture                               1,050,000                      1,050,000

Net loss                              -        -            -    (4,155,172)      (4,155,172)
                           ------------  -------  -----------  -------------  ---------------

Balance -
September 30, 2006           46,448,486  $46,448  $ 5,383,527  $ (7,531,915)  $   (2,101,940)
                           ============  =======  ===========  =============  ===============

See accountants' review report and accompanying consolidated notes.

                     MYRIAD ENTERTAINMENT AND RESORTS, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                           Nine Months      Nine Months
                                                              Ended            Ended
                                                          September 30,    September 30,
                                                              2006             2005
                                                         ---------------  ---------------
Cash flows from operating activities
Net loss                                                 $   (4,155,172)  $     (522,148)
Adjustments to reconcile net loss to net cash
used by operating activities
Beneficial conversion feature associated with debenture       1,050,000                -
Equity in loss of Myriad - Tunica                                     -           80,175
Stock issued for services                                       369,250          106,500
Changes in operating assets and liabilities
Due from shareholder                                            (11,439)         (25,441)
Accounts payable                                                517,220           12,703
Accrued liabilities                                             166,667           14,013
Accrued legal fees, including interest                          142,634           33,584
                                                         ---------------  ---------------
Net cash used by operating activities                        (1,920,840)        (300,614)
                                                         ---------------  ---------------

Cash flows from investing activities
Purchase of equipment                                                 -           (2,018)
                                                         ---------------  ---------------
Net cash used by investing activities                                 -           (2,018)
                                                         ---------------  ---------------

Cash flows from financing activities
Stock issued for cash                                         1,366,654          201,400
Repayments of short-term borrowings                              (5,770)          (7,296)
Advances from shareholder                                       798,842                -
Net advances (to) from Myriad Golf Resorts, Inc.               (307,780)         109,308
                                                         ---------------  ---------------
Net cash provided by financing activities                     1,851,946          303,412
                                                         ---------------  ---------------

Net increase (decrease) in cash                                 (68,894)             780

Cash - beginning of period                                       68,894                -
                                                         ---------------  ---------------

Cash - end of period                                     $            -   $          780
                                                         ===============  ===============

Supplementary disclosure of cash flow information
-------------------------------------------------------
Cash paid during the period for interest                 $        1,424   $        1,748

See accountants' review report and accompanying consolidated notes.

                     MYRIAD ENTERTAINMENT AND RESORTS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               SEPTEMBER 30, 2006

1. SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
-------------------------------------------------

     This summary of significant accounting policies of Myriad Entertainment and
Resorts,  Inc.  (the  "Company")  and its subsidiaries is presented to assist in understanding  the Company's consolidated financial statements. The consolidated financial  statements  and  notes  thereto  are representations of the Company's management  who  is  responsible  for  their  integrity  and  objectivity. These accounting  policies  conform to generally accepted accounting principles in the
United States, and industry practices, and have been consistently applied in the presentation  of  the  consolidated  financial  statements.

a.     ORGANIZATION AND BUSINESS - Effective July 6, 2004, pursuant to the terms of the Securities Purchase Agreement dated June 22, 2004, the Company acquired a
33%  interest  in  Myriad  World  Resorts  of Tunica, LLC, a Mississippi limited liability  company,  in exchange for the issuance of 22 million shares of common stock.  Concurrent with this transaction, the Company changed its name to Myriad
Entertainment  and Resorts, Inc. and began implementing its new business plan of capitalizing on opportunities to enhance the sustained value of destinations and properties  in  high-potential  growth  markets  through its creation of unique, world-class  travel  and  leisure  experiences.  The  Company plans to build and develop resort developments using a series of public and private equity and debt financings.

b.     PRINCIPLES  OF  CONSOLIDATION  -  The  consolidated  financial statements include  the  accounts  of  the Company and its subsidiaries, MER Resorts, Inc.,
Statewide  General Synergy S2K, Inc. ("Statewide").  MER Resorts, Inc. holds the
Company's  interest  in  Myriad  World  Resorts  of  Tunica, LLC.  Statewide was
inactive  for  the  nine-month  periods  ended  September  30,  2006  and  2005.

During  the  quarter  ended  September  30,  2006,  Management reevaluated their relationship  with  Myriad  -  Tunica  in which the Company has a 33% ownership.
Based  on  the  affiliated  ownership  and  significant transactions between the related  companies  as well as the transaction on October 16, 2006 (see note 13)
Management  concluded  it was appropriate to consolidate 100% of Myriad - Tunica beginning  July 1, 2006.  In prior periods the Company had only recognized their pro rata portion of the losses in Myriad Tunica.  All intercompany balances have been  eliminated  in  consolidation.

c.     CASH  EQUIVALENTS  -  The Company considers all highly liquid investments with  an  original  maturity of three months or less to be cash equivalents.  At
September  30,  2006,  the  Company  had  no  cash  equivalents.

d.     INVESTMENT IN MYRIAD WORLD RESORT OF TUNICA, LLC - The Company previously accounted  for  their  equity  investment in Myriad World Resorts of Tunica, LLC
("Myriad  -  Tunica")  at the date of acquisition based on the fair value of the shares  issued,  as  discussed  in  Note  2.  Subsequent  to the investment, the
Company  recognized  their  pro  rata portion of the losses incurred by Myriad -
Tunica.  On  July  1,  2006,  the Company began consolidating Myriad-Tunica as a subsidiary.

e.     DEPRECIATION  -  The  Company's  equipment  is  depreciated  using  the straight-line  method.  The  Company did not record depreciation expense for the nine  months  ended  September  30,  2006  and  any  amounts would not have been material  to  the  consolidated  financial statements.  The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards
("SFAS")  No.  144,  "Accounting  for  the  Impairment or Disposal of Long-Lived
Assets."

See accountants' review report.

f.     REVENUE  RECOGNITION  -  The  Company did not earn any revenue during the nine-month  periods  ended  September  30,  2006  or  2005.

g.     MANAGEMENT  FEES  -  Management fees represent amounts due to Myriad Golf
Resorts, Inc. ("Myriad - Golf", a 1% partner in Myriad - Tunica and a company in which  Mr.  Scott  Hawrelechko, a  director  of  the  company  is  the  majority shareholder  and  for  which  he  also  serves  as  the  President  and  Chief
Executive Officer),  for costs  incurred by Myriad  -  Golf  on  behalf  of  the
Company.

h.     INCOME  TAXES  -  The  Company  provides  for  income  taxes based on the liability  method.  No  benefit  for  income  taxes  has  been  recorded for net operating  loss  carryforwards  that  may  offset  future taxable income because management  has  concluded  that  it is more likely than not that those benefits will  not  be  realized.

i.     USE  OF  ESTIMATES - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported  amounts  of assets and liabilities and disclosure of contingent assets and  liabilities  at  the  date of the consolidated financial statements and the reported  amounts  of revenues and expenses during the reporting period.  Actual results  could  differ  from  those  estimates.

j.     ACCOUNTING  FOR STOCK-BASED COMPENSATION - Effective January 1, 2006, the
Company  began  accounting  for its share-based payments in accordance with SFAS
No.  123(R),  "Share-Based  Payment."  SFAS  No. 123(R) requires that share-base payments,  including  shares  issued  for services, stock option grants or other equity-based  incentives  or  payments  be  recognized  for  financial reporting purposes  based on the fair value of the instrument issued or granted.  Prior to
January  1,  2006,  the  Company applied the provisions of Accounting Principles
Board  Opinion  No.  25,  "Accounting  for  Stock  Issued  to  Employees."

2. CONSOLIDATION  OF  MYRIAD  -  TUNICA
---------------------------------------

     On  July  6,  2004, the Company acquired a 33% interest in Myriad - Tunica, through  the  exchange  of 22,000,000 shares of the Company's common stock.  The acquisition was accounted for as an investment and was initially valued based on the  Company's  stock price during the period prior to the acquisition, adjusted for  a significant blockage discount based on the minimal trading volume for the
Company's  stock.  This resulted in a fair value of $200,000.  To date, Myriad -
Tunica's activities have involved obtaining approval from the Mississippi Gaming
Commission  for  its gaming site and site development plan, securing contractual rights  to a development site, securing management contracts, as well as seeking financing for Myriad - Tunica's planned development.  The cost of these planning efforts  has  been  funded with advances from the Company, Myriad - Golf and the project's general manager.  During the nine months ended September 30, 2006, the
Company  advanced  $646,947  to  Myriad  -  Tunica.  During  the  quarter  ended
September  30,  2006,  Management  reevaluated  their relationship with Myriad -
Tunica.  Based  on the affiliated ownership and significant transactions between the  related  companies as well as the transaction on October 16, 2006 (see note
13)  Management  concluded  it  was  appropriate to consolidate 100% of Myriad -
Tunica beginning July 1, 2006.  In prior periods the Company had only recognized their  pro  rata  portion  of  the  losses  in  Myriad Tunica.  All intercompany balances  have  been  eliminated  in  consolidation.

3. DUE  FROM  MYRIAD  -  GOLF
-----------------------------

     The  Company's advances to Myriad - Golf primarily represent reimbursements of  costs and expenses paid on behalf of Myriad - Tunica in conjunction with its project  in  Tunica, Mississippi.  The recoverability of this asset is primarily dependent  on the success of Myriad - Tunica's efforts to secure funding for its project.  As discussed in Note 2, there can be no assurance that Myriad - Tunica will  secure financing for its project.  If Myriad - Tunica is not successful in securing  financing, then recovery of the Company's due from Myriad - Golf would be  doubtful.  The accompanying consolidated financial statements do not include any  adjustments  related  to  this  uncertainty.

4. CONVERTIBLE  DEBENTURE
-------------------------

During  the  nine months ended September 30, 2006, the acting general manager of the  Myriad - Tunica project, who is also a shareholder, advanced funds totaling to  the Company which were used to fund planning and development costs on behalf of  Myriad  -  Tunica  and  to  pay  other operating expenses of the Company. On
October 12, 2006, the Company converted the amounts owed to this individual into a 8% convertible debenture in the amount of $1,050,000. The maturity date of the debenture  is September 12, 2007 with interest at 8%. The debenture is unsecured and  may  be prepaid by the Company at anytime without penalty. In addition, the debenture  is  convertible into common stock of the Company at the option of the
Company  anytime  prior to the maturity date, subject to certain conditions. The conversion  feature resulted in a beneficial conversion feature to the holder of the  debenture  of  $1,050,000  computed  as the closing price for the Company's stock  on  October  12,  2006  ($.25),  less the conversion price for each share
($.10),  multiplied  by  the  number  of  shares  that  would be obtained if the debenture  is  converted  (10,500,000).  This  beneficial conversion feature was recorded  by  the  Company as a component of interest expense in accordance with
EITF  98-5.

5. ACCRUED  LEGAL  FEES,  INCLUDING  INTEREST
---------------------------------------------

     The  Company  had $725,249 due at September 30, 2006 for unpaid legal fees.
Included  in  this  amount  is $174,035 of interest.  The interest is calculated based  on  the  terms  of  a  fee  arrangement  agreed  to  by  both  parties.

6. SHORT-TERM  BORROWINGS
-------------------------

     At  September  30,  2006,  the  Company  had  $16,120  outstanding  under a short-term  credit  agreement  with  a  financial  corporation.  The  maximum borrowings  under  this agreement are $40,000, which are payable on demand.  The credit  agreement  is  unsecured  and  bears  interest  at  13.99%.

7. INCOME  TAXES
----------------

     The  income  tax  provision  (benefit)  consists  of  the  following:

             Nine Months    Nine Months
               Ended         Ended
           September 30,    September 30,
               2006           2005
          --------------  -----------

Current   $            -  $         -
Deferred               -            -
          --------------  -----------

          $            -  $         -
          ==============  ===========

     The  income  tax  provision  (benefit) differs from that which would result from  applying  statutory  rates  to  the  net  loss  before  taxes  as follows:

                                                     Nine Months      Nine Months
                                                        Ended            Ended
                                                    September 30,    September 30,
                                                        2006             2005
                                                   ---------------  ---------------

Income tax benefit computed at the statutory
federal and state income tax rates                   $2,250,000       $(177,500)

Valuation allowance for net operating loss income
tax benefits not recognized                          (2,250,000)        177,500
                                                   ---------------  ---------------

                                                         $-               $-
                                                   ===============  ===============

     The  use  of  the  liability method of accounting for income taxes requires that  deferred  tax  assets  be  reduced  by a valuation allowance if it is more likely than not, that some portion or all of the deferred tax assets will not be realized.  Whether  a  deferred  tax  asset  will  be  realized depends upon the
Company  generating  sufficient  future  taxable  income  and  consideration  of limitations on the ability to utilize net operating loss carryforwards and other tax  attributes.

     At  September  30,  2006,  the Company has net operating loss carryforwards estimated  to  be  approximately  $2,250,000,  which are set to expire from 2019 through  2023.  A  valuation  allowance  has been established for the entire net deferred  tax  asset  balance until such time as it is more likely than not that the  deferred  tax  assets  will  be  realized.

     No  income  taxes  were  paid  for  the  three  or nine-month periods ended
September  30,  2006  and  2005.  The  effective  tax  rate for these periods is different than the statutory federal tax rate of 34% due to the establishment of a  valuation  allowance  relating  to  the  deferred  tax  assets.

8. COMMITMENTS  AND  CONTINGENCIES
----------------------------------

     During 2006, the Company had entered into a three year employment agreement with  a  key  executive  which provided for an annual salary of $250,000 and the grant  of  6.9  million  shares  of  the Company's common stock.  The payment of salary  pursuant  to this agreement is deferred until such time that the Company receives  $5  million  in financing.  Accrued but unpaid salary pursuant to this contract  totaled  $166,667  as of September 30, 2006.  The Company is currently renegotiating  the  stock  grant  with  this key executive and as of the date of these  financial  statements  the  outcome of these negotiations is not certain.
Accordingly,  the  Company  has not recorded any cost related to the stock based compensation component of this arrangement in its current consolidated financial statements, but will do so in a period that the above mentioned negotiations are finalized.

Mr.  Lopardo  became  our  Chairman on August 9, 2006. Pursuant to Mr. Lopardo's
agreement, he is to receive a base salary of $400,000 upon the Company receiving
$5  million  in  financing.

The Company is contingently liable to satisfy an obligation to a shareholder and former  employee  in  the  amount  of approximately $125,000 as of September 30,
2006,  in  the  event  that  a  third  party does not satisfy this obligation in accordance  with  an  agreement  reached  between  the  two  parties.

     The Company entered into a consulting agreement with IMG Consulting ("IMG")
for  the  period  of  May  1,  2006  through  April  30, 2008.  IMG will provide strategic  consulting  related  to  the  recreational facilities at the proposed resort to be developed by Myriad - Tunica.  The agreement includes consulting in the marketing of the facilities and assistance securing a highly recognized golf professional  to  assist  with  the  design and promotion of the golf course and related  golf  academy.  The  agreement requires a non-refundable retainer to be paid  as  follows.

September 14, 2006  $1,000,000
September 14, 2007     500,000
September 14, 2008     500,000
                    ----------

Total               $2,000,000
                    ==========

     Through  September 30, 2006, no services were rendered under this agreement and  no  payments  have  been  made.  Management  intends  to  renegotiate  this agreement.

     As  of September 30, 2006, Myriad - Tunica has made a number of significant commitments in conjunction with its efforts to develop a casino and recreational resort  destination  in Tunica, Mississippi.  A summary of the pending financial commitments  are  discussed  in  the  following  paragraphs.

Myriad  - Tunica has entered into land purchase options on two real estate sites to be used in the development of resort facilities.  The options require monthly payments which extend the purchase options for thirty days and, if not exercised or negotiated, will expire in June 2007.  Upon exercise of the right to purchase the  land,  the  options  would terminate without further commitment.  All funds paid  on the purchase options are recorded as an expense as they are not applied as  a  reduction  in  the  purchase  price of the underlying real estate.  As of
September 30, 2006, the payments due under these land purchase options, assuming that  such  options  are  not  exercised,  total $780,000 during the next twelve months.

9. STOCKHOLDERS'  EQUITY
------------------------

     There  are 300,000,000 shares of $.001 par value common stock authorized of which 45,834,819 were outstanding at September 30, 2006.  At September 30, 2006, the Company had 5,000,000 common shares reserved for issuance in connection with the  2000  Stock  Incentive  Plan.

Effective  July  6,  2004,  pursuant  to  the  terms  of the Securities Purchase
Agreement  dated  June  22, 2004 with Mr. Hawrelechko, the Company increased its authorized  shares  from  25,000,000  to  300,000,000  and  exchanged 22,000,000 shares,  representing  control  of  the  Company, in consideration for the sale, transfer  and  assignment  by  Mr. Hawrelechko of certain assets including a 33%
interest  in Myriad - Tunica.  In addition, the Company increased its authorized preferred  stock  to 5,000,000 shares.  None of these preferred shares have been issued  and  there  was no preferred stock authorized prior to the authorization noted  above.

     During  the  nine  months  ended September 30, 2006, the Company made stock grants  to  various  service  providers  totaling 1,275,000 shares at an average market price of $0.29 per share. This resulted in the recognition of $363,250 of expense  for  the  nine  months  ended  September  30,  2006.

In  December  2000,  the  Company  implemented  a  stock  incentive  plan  for non-employee  directors  and  consultants,  officers  and  key  employees  which provides  for  the issuance of qualified and nonqualified options, as determined by  the  administrator  at the time of grant.  The Board of Directors determines the  option  price at the date of grant.  The options generally expire ten years from  the  date  of  grant  and  are  exercisable over the period stated in each option.  In  conjunction  with  the  July  6,  2004 transaction noted above, all previously  issued  stock  options  were  cancelled  and  the Board of Directors approved  increasing  the  shares  reserved  under  the  Stock Incentive Plan to
5,000,000  shares.

During  the  three  months  ended September 30, 2006, the Company entered into a convertible  debenture agreement which included a beneficial conversion feature.
This  agreement resulted in the recognition of interest expense in the amount of
$1,050,000  and  additional  paid-in capital in the same amount.  See note 4 for additional  information.

10. RELATED  PARTY  TRANSACTIONS
--------------------------------

     In  prior  quarters  certain  accounting,  administrative  and  management functions were being provided by Myriad - Golf, a related party.  During the 3rd
quarter  this  relationship  was discontinued.   A management fee was charged to
the Company by Myriad - Golf as remuneration for these costs.  Expenses paid for by  Myriad  -  Golf  generally  consisted  of  salaries  and  related  benefits, professional  fees,  legal  fees  and  other  miscellaneous  overhead  costs.
Allocations  of  these  costs  were determined based on the direct nature of the charge.  The  remaining  overhead  costs  were  allocated  based on management's determination  of  the  entity  benefiting from the costs incurred.  The Company believes  that such allocation methods were reasonable.  Management fees charged to  the  Company by Myriad - Golf were $484,892 and $303,057 for the nine months
ended  September  30,  2006 and 2005, respectively.   As discussed above, during
the  quarter  ended  September 30, 2006, these services were discontinued due to the  relocation  of  the  Corporate  headquarters.

     During the nine months ended September 30, 2006, the Company advanced funds to Myriad - Golf in excess of management fees.  The total amount due from Myriad
-  Golf  as  of  September  30,  2006  was  $361,280.

During  the  nine months ended September 30, 2006, the acting general manager of the  Myriad  -  Tunica project advanced funds totaling $1,050,000 to the Company which  were  used  to  fund planning and development costs on behalf of Myriad -
Tunica  and  to  pay  other operating expenses.  These advances from the general manager  are  reflected as due to related party in the accompanying consolidated financial  statements.  These  advances  were  subsequently  converted  into  a convertible  debenture.  See  note  4.

11. CAPITAL  RESOURCES
----------------------

     The  accompanying  consolidated financial statements have been presented in conformity  with  accounting principles generally accepted in the United States, which contemplates continuation of the Company as a going concern.  However, the
Company  has  a  significant  working  capital  deficiency  and  has  incurred significant  operating  losses  since  its  formation.  Management believes that actions  presently  being  taken  will  provide for the Company to continue as a going  concern.

As  discussed  previously,  effective  July  6, 2004, the Company acquired a 33%
interest  in  Myriad  -  Tunica.  Immediately following the closing, the Company implemented  the  Myriad  business plan.  Myriad - Tunica was organized to build resort  developments  using  a  series  of  public  and  private equity and debt financing,  but  there  can  be no assurance that the requisite financing can be secured and on terms reasonably satisfactory to management or that the execution of  Myriad  -  Tunica's  business  plan  will  be  successful.

In  order  to  provide working capital to fund day to day operating needs of the
Company,  as  well  as  the site planning and development costs for the Myriad -
Tunica  project until such time that permanent financing is secured, the Company has  entered  into a funding agreement with Dutchess. Pursuant to the provisions of the Dutchess agreement the Company has filed a registration statement on form
SB-2  to  register  9,000,000  of  the  56,000,000 shares of the Company's stock underlying  an  equity  line transaction. Beginning on the effective date of the above  mentioned registration statement the Company will have the right to "put"
shares to Dutchess, which Dutchess will be required to purchase at a price equal to  93%  of lowest closing bid price for the Company's stock during the five day period  following  the  "put"  notice. The volume of shares that can be "put" to
Dutchess,  at  any  given  time,  is  limited  to the greater of $250,000 or the product  of  200%  of  the  average trading volume for the ten days prior to the
"put"  date  multiplied  by  the  average of the closing price for the Company's common  stock  for  the  three  days preceding the "put" date. Additionally, the
Company  is  prohibited  from  executing a "put" of shares to Dutchess until the previous  "put" has been funded, which is scheduled to occur seven business days following the "put" notice. The cumulative fundings under the Dutchess agreement are  limited  to  $20  million.  No  amounts  have  been funded pursuant to this agreement  through  September  30,  2006.

Although  the  Company feels that its efforts to secure adequate funding for its operations  and  development plans will be successful and that the investment in
Myriad  -  Tunica  will  return  the  Company  to profitability, there can be no assurance  of  the  success  of  any  of  the  above  referenced  plans.

12. EARNINGS  PER  SHARE
------------------------

     The  following  table  sets  forth  the  computation  of  basic and diluted earnings  per  share  ("EPS"):

                                       Nine Months      Nine Months      Three Months     Three Months
                                          Ended            Ended            Ended            Ended
                                      September 30,    September 30,    September 30,    September 30,
                                           2006             2005             2006             2005
                                     ---------------  ---------------  ---------------  ---------------
Numerator
Net loss                             $            0  $     (522,148)  $             0  $     (147,445)
                                     ===============  ===============  ===============  ===============

Denominator
Weighted-average shares outstanding      43,801,870       39,138,659       46,325,556       39,703,426
                                     ===============  ===============  ===============  ===============

Basic loss per share                 $        (0.00)  $        (0.01)  $        (0.00)  $        (0.00)
                                     ===============  ===============  ===============  ===============

Diluted loss per share               $        (0.00)  $        (0.01)  $        (0.00)  $        (0.00)
                                     ===============  ===============  ===============  ===============

13. SUBSEQUENT  EVENTS
----------------------

On  October  16,  2006  the Company entered into a consulting agreement with the acting  general  manager  of  the  Myriad  -  Tunica  project,  who  is  also  a shareholder,  whereby  he  will  receive  a  fee  of  $150,000 per year, payable monthly.  These  payments  are  scheduled  to  begin  in  the fourth quarter. In addition,  the  Company  issued  warrants to purchase up to 5,000,000 shares of common  stock  at  various  exercise  prices  between $0.30 and $3.00 per share.

On  October  16, 2006, the Company entered into an agreement whereby the holders of  the  remaining  66%  of  Myriad  - Tunica contributed their ownership to the
Company.  This  resulted  in Myriad - Tunica being 99% owned by the Company.
The  remaining  1%  is  owned  by  Myriad  Golf Resorts, Inc.  The Company began consolidating  Myriad  -  Tunica  effective  July  1,  2006,  due to the related ownership  and  significance  of  transactions  between  the  entities.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE PROSPECTUS DATE HEREOF.

MYRIAD ENTERTAINMENT & RESORTS, INC.
 9,000,000 SHARES

PROSPECTUS

[_____________], 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under our articles of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recission.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of us where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$394.83
Legal fees and expenses	30,000
Accountants’ fees and expenses	5,000
Printing expenses	1,500

Total	36,894.83
___________
All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities was sold without registration under the Securities Act of 1933, in reliance on Regulation D of the Securities Act of 1933. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted.

During the fiscal year ended December 31, 2005, we made stock grants to vendors for services totaling 355,000 common shares. The total compensation cost for these stock grants was $106,500, which we recorded in our consolidated statement of operations. We believe that the issuance of such shares was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the provisions of Section 4(2) of the Securities Act.

On October 13, 2006, we issued a Convertible Debenture and Warrant to Mr. Larson Elmore. The face amount of the Debenture is $1,050,000, subject to certain conditions. We believe that the issuance of the Debenture and Warrants was exempt from the registration requirements of the Securities Act, pursuant to the provisions of Section 4(2) of the Securities Act.

On November 10, 2005, we accepted that certain Securities Purchase Agreement dated as of August 12, 2005, executed by one natural person accredited investor resident in Alberta, Canada, pursuant to which we issued and sold 100,000 Shares of our common stock to such investor for an aggregate purchase price of USD$20,000, or USD$.20 per share. The price per Share represented 100% of the closing price of our common stock on November 10, 2005. We offered and sold the Shares without registration under the Securities Act to Investor in reliance upon the exemption provided by Regulation S thereunder.

During December 2005, we accepted subscriptions from three accredited investors resident in the provinces of Alberta and British Columbia, Canada, pursuant to which we issued and sold 833,334 Shares of our common stock to such investors for an aggregate purchase price of USD$250,000, or USD$.30 per share. We offered and sold the Shares without registration under the Securities Act to such investors in reliance upon the exemption provided by Regulation S thereunder.

On February 4, 2006, we accepted subscriptions from six accredited investors resident in the province of Alberta, Canada, pursuant to which we issued and sold 433,334 Shares of our common stock to such investors for an aggregate purchase price of USD$130,000, or USD$.30 per share. We offered and sold the Shares without registration under the Securities Act to such investors in reliance upon the exemption provided by Regulation S thereunder.

On March 20, 2006, we accepted subscriptions from fourteen accredited investors resident in the provinces of Canada, pursuant to which we issued and sold 687,000 Shares of our common stock to such investors for an aggregate purchase price of USD$206,100, or USD$.30 per share. We offered and sold the Shares without registration under the Securities Act to such investors in reliance upon the exemption provided by Regulation S thereunder.

ITEM 27. EXHIBITS

(a) Exhibits

2.1
Securities Purchase Agreement between the Registrant and Scott Hawrelechko, dated June 22, 2004(filed as Exhibit 2.1 to the Annual Report on Form 10-KSB for year ended December 31, 2004, filed May 16, 2005 and incorporated herein by reference).*

3.1
Amended and Restated Certificate of Incorporation of Registrant (filed as Exhibit 3(i).1 to Annual Report on Form 10-KSB for year ended December 31, 2004, filed May 16, 2005 and incorporated herein by reference). *

3.2	Amended and Restated By-Laws of Registrant (filed as Exhibit 3.11.1 to Annual Report on Form 10-KSB for year ended December 31, 2004, and incorporated herein by reference). *

5.1	Consent of Gersten Savage LLP (1)

10.1
Investment Agreement, dated May 12, 2006, by and between the Registrant and Dutchess Private Equities Fund, LP (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on May 22, 2006 and incorporated herein by reference)*

10.2
Registration Rights Agreement, dated May 12, 2006, by and between the Registrant and Dutchess Private Equities Fund, L.P. (filed as Exhibit 10.2 to Current Report on Form 8-K, filed on May 22, 2006 and incorporated herein by reference)*

10.3
Contract for the Sale and Purchase of Real Estate, dated May 11, 2006, by and between the Registrant and the Fort Berthold Indian Reservation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on May 30, 2006 and incorporated herein by reference)*

10.4
Contract for the Sale and Purchase of Real Estate, dated May 11, 2006, by and between the Registrant and High Plains Equity, LLC (filed as Exhibit 10.2 to Current Report on Form 8-K, filed on May 30, 2006 and incorporated herein by reference)*

10.5
Contract for the Sale and Purchase of Real Estate, dated May 11, 2006, by and between the Registrant and the Turtle Mountain Band of Chippewa (filed as Exhibit 10.3 to Current Report on Form 8-K, filed on May 30, 2006 and incorporated herein by reference)*

10.6
Subscription for Shares by and between the Registrant and various Subscribers (filed as Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, filed on November 3, 2005 and incorporated herein by reference)*

10.7
Securities Purchase Agreement by and between the Registrant and various Subscribers (filed as Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, filed on November 3, 2005 and incorporated herein by reference)*

10.8
First Amended and Restated 2000 Stock Incentive Plan Subscribers (filed as Exhibit 10.1 to Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on May 16, 2005 and incorporated herein by reference)*

10.9	Employment Agreement of John Meeske, dated January 3, 2006 and addendum thereto, dated July 25, 2006 (filed as Exhibit 10.9 and incorporated herein by reference)

10.10	Amended and restated Investment Agreement between the Company and Dutchess dated August 3, 2006 (filed as Exhibit 10.10 and incorporated herein by reference)

10.11	Lease Agreement between the Company and MM Industrial Memphis, LLC dated August 4, 2006 (filed as Exhibit 10.11 and incorporated herein by reference)

10.12	Employment Agreement between the Company and Mr. Nick Lopardo dated August 9, 2006 (filed as Exhibit 10.12 and incorporated herein by reference)

10.13	Consulting Agreement between the Company and Larson Elmore, dated October 13, 2006 (1)

10.14	8% Convertible Debenture, dated October 13, 2006 (1)

10.15	Warrant for the purchase of Common Stock, dated October 13, 2006 (1)

10.16	Consent of the Members of Myriad World Resorts of Tunica, LLC, dated October 16, 2006 (1)

21	List of Subsidiaries Subscribers (filed as Exhibit 21.1 to Annual Report on Form 10-KSB for the year ended December 31, 2005, filed on March 31, 2006 and incorporated herein by reference)*

23.1	Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto)(1)

23.2	Consent of Moore Stephens Frost (1)

23.3	Consent of Land + Leisure, L.L.C.

_______________________________
* Previously filed as indicated therein.
(1) Filed herewith

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(iii) Include any additional or changed material information on the plan of distribution.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter)

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That for the purpose of determining any liability under the Securities Act to any purchaser:

 (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x)(ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Memphis, Tennessee on this 29th day of November 2006.

MYRIAD ENTERTAINMENT & RESORTS, INC.,

By: /s/ John Meeske
-----------------------------------------------
John Meeske
Chief Executive Officer, and
Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/Scott Hawrelechko	/s/John Meeske

Scott Hawrelechko Director November 29, 2006	John Meeske Chief Executive Officer, Director November 29, 2006

/s/Nick Lopardo	/s/Dale Cheek

Nick Lopardo Chairman of the Board November 29, 2006	Dale Cheek Director November 29, 2006

/s/Fiona Sutton	/s/Thomas V. Chema

Fiona Sutton Director November 29, 2006	Thomas V. Chema Director November 29, 2006

/s/Paul Ma	/s/Jerry Anthony Wayne

Paul Ma Director November 29, 2006	Jerry Anthony Wayne Director November 29, 2006

/s/William J. Callnin	/s/John M. Daniel

William J. Callnin Director November 29, 2006	John M. Daniel Director November 29, 2006

/s/Dr. Robert S. Ross

Dr. Robert S. Ross Director November 29, 2006